                                                                   EXHIBIT 10.1




       -----------------------------------------------------------------


                          LOAN AND SECURITY AGREEMENT

                           DATED AS OF AUGUST 2, 1996

                                  BY AND AMONG

                             INTEGRITY INCORPORATED
                            a Delaware corporation,
                                  as Borrower

                                      and

                     CREDITANSTALT CORPORATE FINANCE, INC.,
                                   as Lender


       -----------------------------------------------------------------

                               TABLE OF CONTENTS

                                               1. DEFINITIONS, TERMS AND REFERENCES

         1.1       Certain Definitions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
         1.2       Use of Defined Terms . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         1.3       Accounting Terms . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         1.4       Other Terms  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         1.5       Terminology  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         1.6       Exhibits . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18


                                                       2. THE LOANS

         2.1       Revolving Credit Loans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         2.2       Term Loan  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         2.3       Borrowing Procedures . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         2.4       Loan Account; Statements of Account  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         2.5       Use of Proceeds  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         2.6       Term; Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         2.7       Loans in Excess of Borrowing Base. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         2.8       Payments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         2.9       Prepayment; Commitment Reduction . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         2.10      Certain Notices; Minimum Amounts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21


                                                  3.  FEES AND INTEREST

         3.1       Interest . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         3.2       Interest Period  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         3.3       Limitations on Interest Periods  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         3.4       Conversions and Continuations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         3.5       Commitment Fee . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         3.6       Illegality; Inability to Determine the Quoted Rate . . . . . . . . . . . . . . . . . . . . . . . .  25
         3.7       Increased Costs and Reduced Return . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         3.8       Indemnity  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         3.9       Notice of Amounts Payable to Lender  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         3.10      Interest Savings Clause  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27


                                            4. SECURITY INTEREST - COLLATERAL

         4.1       Security Interest  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         4.2       Additional Collateral  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28


         4.3       Perfection of Security Interest  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         4.4       Right to Inspect; Verifications. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         4.5       Copyright Registrations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29


                                            5.  REPRESENTATIONS AND WARRANTIES

         5.1       Corporate Existence and Qualification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         5.2       Corporate Authority; Valid and Binding Effect  . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         5.3       No Conflict  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         5.4       Governmental Action  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         5.5       No Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         5.6       Solvency . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         5.7       Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         5.8       Financial Information  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         5.9       Title to Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         5.10      Violations of Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         5.11      ERISA  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         5.12      Environmental Laws . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         5.13      Margin Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         5.14      No Default . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         5.15      Chief Executive Office; Collateral Locations . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         5.16      Corporate and Trade or Fictitious Names  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         5.17      Accounts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         5.18      Adequacy of Intangible Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         5.19      Equipment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         5.20      Inventory. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         5.21      Investments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         5.22      Indebtedness . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         5.23      Existing Liens . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         5.24      Trade Relations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         5.25      Broker's or Finder's Fees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         5.26      Security Interest  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         5.27      Regulatory Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         5.28      Disclosure . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         5.29      Burdensome Restrictions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         5.30      Integrity Music  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36


                                                 6. AFFIRMATIVE COVENANTS

         6.1       Records Respecting Collateral; Lockbox or Blocked Account Arrangement  . . . . . . . . . . . . . .  36
         6.2       Reporting Requirements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         6.3       Tax Returns  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38

         6.4       Compliance With Laws . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
         6.5       Environmental Laws . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
         6.6       ERISA  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
         6.7       Books and Records  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
         6.8       Notifications to the Lender  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
         6.9       Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
         6.10      Maintenance of Intellectual Property . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
         6.11      Preservation of Corporate Existence  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
         6.12      Equipment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
         6.13      Other Indebtedness . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
         6.14      Additional Documentation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41


                                                  7. NEGATIVE COVENANTS

         7.1       Liens  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
         7.2       Indebtedness . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
         7.3       Asset Sales  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
         7.4       Guaranties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
         7.5       Investments and Acquisitions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
         7.6       Prohibition of Fundamental Changes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
         7.7       Issuance of Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
         7.8       Fiscal Year  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
         7.9       ERISA  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
         7.10      Relocations; Use of Name . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
         7.11      Arm's-Length Transactions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
         7.12      Integrity Music  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43


                                                  8. FINANCIAL COVENANTS

         8.1       Net Worth. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
         8.2       Cash Flow  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
         8.3       Leverage Ratio.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
         8.4       Interest Coverage Ratio  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
         8.5       Fixed Charge Coverage Ratio  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
         8.6       Dividends  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45


                                                   9. EVENTS OF DEFAULT

         9.1       Obligations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
         9.2       Misrepresentations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
         9.3       Covenants  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
         9.4       Other Debts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46

         9.5       Tax Lien . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
         9.6       ERISA  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
         9.7       Voluntary Bankruptcy . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
         9.8       Involuntary Bankruptcy . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
         9.9       Suspension of Business . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
         9.10      Judgments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
         9.11      RICO . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
         9.12      Failure of Security  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
         9.13      Guaranty . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
         9.14      Change of Control  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
         9.15      Management . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48


                                                       10. REMEDIES

         10.1      Default Rate . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
         10.2      Termination; Acceleration of the Obligations . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
         10.3      Set-Off  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
         10.4      Rights and Remedies of a Secured Party . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
         10.5      Take Possession of Collateral  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
         10.6      Sale of Collateral . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
         10.7      Judicial Proceedings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
         10.8      Notice . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
         10.9      Appointment of Lender as Borrower's Lawful Attorney  . . . . . . . . . . . . . . . . . . . . . . .  50


                                                 11. CONDITIONS PRECEDENT

         11.1      Conditions Precedent to Initial Loan.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
         11.2      All Loans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  54
         11.3      Delay in Satisfaction of Conditions Precedent  . . . . . . . . . . . . . . . . . . . . . . . . . .  55


                                                    12. MISCELLANEOUS

         12.1      Waiver . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55
         12.2      Survival . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55
         12.3      Assignments; Successors and Assigns  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55
         12.4      Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  57
         12.5      Expense Reimbursement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  57
         12.6      Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  58
         12.7      Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  58
         12.8      Entire Agreement; Amendment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  58
         12.9      Time of the Essence  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  59
         12.10     Interpretation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  59

         12.11     Lender Not a Joint Venturer  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  59
         12.12     Cure of Defaults by Lender . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  59
         12.13     Indemnity  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  59
         12.14     Consequential Damages  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  60
         12.15     Attorney-in-Fact . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  60
         12.16     Termination Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  60
         12.17     Governing Law; Jurisdiction  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  61
         12.18     Waiver of Jury Trial . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  61


         Schedule 1.1     -    Description of the Realty
         Schedule 5.5     -    Litigation and Related Proceedings
         Schedule 5.7     -    Federal Tax Identification Numbers
         Schedule 5.11    -    ERISA Matters
         Schedule 5.15    -    Executive Offices; Business and Collateral Locations
         Schedule 5.16    -    Corporate and Trade or Fictitious Names
         Schedule 5.18    -    Copyrights, Trademarks and other Intellectual Property
         Schedule 5.21    -    Investments
         Schedule 5.22    -    Indebtedness
         Schedule 5.23    -    Permitted Liens
         Schedule 5.25    -    Broker's or Finder's Fees
         Schedule 11.1    -    Foreign Qualifications


         Exhibit A        -    Form of Revolving Credit Note
         Exhibit B        -    Form of Term Note
         Exhibit C        -    Form of Notice of Borrowing
         Exhibit D        -    Form of Stock Pledge Agreement
         Exhibit E        -    Form of Copyright Security Agreement
         Exhibit F        -    Form of Trademark Assignment
         Exhibit G        -    Form of Compliance Certificate
         Exhibit H        -    Form of Borrowing Base Certificate
         Exhibit I-1      -    Form of Opinion of Alston & Bird
         Exhibit I-2      -    Form of Opinion of Balch & Bingham
         Exhibit I-3      -    Form of Opinion of Manatt, Phelps & Phillips, L.L.P.
         Exhibit J        -    Form of Assignment

                          LOAN AND SECURITY AGREEMENT


         THIS LOAN AND SECURITY AGREEMENT (the "Agreement") is made and entered into as of the 2nd day of August, 1996, by and between INTEGRITY INCORPORATED, a Delaware corporation, having a principal place of business at 1000 Cody Road, Mobile, Alabama 36695-3425 ("Borrower"), and CREDITANSTALT CORPORATE FINANCE, INC., a Delaware corporation having its principal place of business in Greenwich, Connecticut (hereinafter referred to as the "Lender").


                              W I T N E S S E T H:


         WHEREAS, Borrower has requested that the Lender make available to Borrower a revolving credit facility permitting advances of up to Six Million Dollars ($6,000,000) at any one time outstanding; and

         WHEREAS, Borrower has also requested that the Lender make a term loan to Borrower in the principal amount of Thirteen Million Dollars ($13,000,000); and

         WHEREAS, the Lender is willing to extend such financing to Borrower subject to the terms and conditions set forth herein;

         NOW, THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are acknowledged by the parties hereto, Borrower and Lender hereby agree as follows:


                      1. DEFINITIONS, TERMS AND REFERENCES

                 1.1 CERTAIN DEFINITIONS. When used herein, the following terms shall have the following respective meanings:

                 "Accounts" shall mean any "account", as such term is defined in Section 9-106 of the UCC, now owned or hereafter acquired by Borrower and, in any event, shall include all of the accounts, contract rights, book debts and other forms of obligations (other than forms of obligations evidenced by Chattel Paper, Documents or Instruments) of Borrower, whether now existing or hereafter acquired or arising or in which Borrower now has or hereafter acquires any rights, including, without limitation, all present and future rights to payments for goods, merchandise or Inventory sold or leased or for services rendered, whether or not represented by invoices or other billing, and whether or not earned by performance; proceeds of any letter of credit on which Borrower is a beneficiary and all forms of obligations whatsoever owing to Borrower, together with all instruments and documents of title representing any of the foregoing, all rights in any goods, merchandise or Inventory which any of the foregoing may represent, all rights in any returned or repossessed goods, merchandise or Inventory, and all rights, security and guaranties with respect to each of the foregoing, including, without limitation, any rights of stoppage in transit.

                 "Account Debtor" shall mean any "account debtor", as such term is defined in Section 9-105(1)(a) of the UCC and, in any event, shall include any Person who is or may become obligated to Borrower on any Account.

                 "Acquisition" shall mean any transaction, or any series of related transactions, consummated after the date hereof, by which (i) Borrower acquires the business or all or substantially all of the assets of any Person, or any division of any Person, whether through Investment, purchase of assets, merger or otherwise or (ii) any Person that was not theretofore a Subsidiary of Borrower becomes a Subsidiary of Borrower.

                 "Affiliate" shall mean, as to any Person, any other Person which, directly or indirectly, owns or controls, on an aggregate basis, including all beneficial ownership and ownership or control as a trustee, guardian or other fiduciary, at least ten percent (10%) of the outstanding shares of capital stock having ordinary voting power to elect a majority of the board of directors or other governing body (irrespective of whether, at the time, stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) of such Person or at least ten percent (10%) of the partnership or other ownership interest of such Person; or which controls, is controlled by or is under common control with such Person; provided, however, that in no event shall Borrower and the Lender be deemed or regarded as Affiliates of each other. For the purposes of this definition, "control" means the possession, directly or indirectly, of the power to direct or cause the direction of management and policies, whether through the ownership of voting securities, by contract or otherwise.

                 "Agreement" shall mean this Loan and Security Agreement, as amended, modified or supplemented from time to time.

                 "Amortization Date" shall mean January 1, April 1, July 1 and October 1 of each year, commencing October 1, 1996.

                 "Applicable Law" shall mean all provisions of statutes, rules, regulations and orders of any Governmental Authority applicable to a Person, and all orders and decrees of all courts and arbitrators in proceedings or actions in which the Person in question is a party.

                 "Bankruptcy Code" shall mean the Bankruptcy Reform Act of 1978, as may be amended from time to time.

                 "Base Lending Rate" shall mean an interest rate per annum, fluctuating daily, equal to the higher of (a) the rate announced by Creditanstalt-Bankverein from time to time at its principal office in New York City, New York, as its prime rate for domestic (United States) commercial loans in effect on such day; and (b) the Federal Funds Rate in effect on such day plus one-half percent (1/2%). The Base Lending Rate is not necessarily intended to be the lowest rate of interest charged by Creditanstalt-Bankverein in connection with extensions of credit. Each change in the Base Lending Rate shall result in a corresponding change in the interest rate hereunder with respect to a Base Rate Loan and such change shall be effective on the effective date of such change in the Base Lending Rate.

                 "Base Rate Loan" shall mean a Loan bearing interest at a rate based on the Base Lending Rate.

                 "Borrowing Base" shall mean the sum of (a) eighty-five percent (85%) of the net amount of Borrower's Eligible Accounts aged not more than 90 days plus (b) fifty percent (50%) of the value, calculated at the lower of cost or market, with cost determined on an first-in, first-out basis, of Borrower's Eligible Inventory less (c) such reserves as the Lender in its reasonable judgment deems necessary or appropriate from time to time.

                 "Borrowing Base Certificate" shall have the meaning given to such term in Section 6.2(e) hereof.

                 "Business Day" shall mean a day on which banks are not required or authorized to close in New York City, New York and, if such day relates to a borrowing of, a payment or prepayment of principal or interest on a Continuation or Conversion of or into, or an Interest Period for, a Eurodollar Loan or a notice by Borrower with respect to any such borrowing, payment, prepayment, Continuation, Conversion or Interest Period, which is also a day on which dealings by and between banks in U.S. dollar deposits are carried out in the interbank Eurodollar market.

                 "Capital Expenditures" shall mean, for any period, expenditures (including the aggregate amount of Capital Lease Obligations incurred during such period) incurred by Borrower to acquire or construct fixed assets, plant and equipment (including renewals, improvements and replacements, but excluding repairs) during such period, computed on a consolidated basis for Borrower and its consolidated Subsidiaries in accordance with GAAP.

                 "Capital Lease Obligations" shall mean, as to any Person, the obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) real and/or personal property which obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP (including Statement of Financial Accounting Standards No. 13 of the Financial Accounting Standards Board) and, for the purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP (including such Statement No. 13).

                 "Capital Stock" shall mean, as to any Person, any and all shares, interests, warrants, participation or other equivalents (however designated) of corporate stock of such Person.

                 "Cash Flow" shall mean, for any Person, for any period, the sum of (a) such Person's net income (loss) for such period plus (b) such Person's Interest Expense for such period plus (c) such Person's depreciation and amortization for financial reporting purposes for such period; plus (d) income tax expense for such period, computed in each case on a consolidated basis for Borrower and its consolidated Subsidiaries in accordance with GAAP; provided that Persons who become a Subsidiary of the Borrower after the first day of any period for which Cash Flow is being calculated and or prior to the date of calculation shall be deemed to have been a Subsidiary of Borrower commencing on the first day of such period.

                 "Change of Control" shall mean the occurrence of any of the following events: (a) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934), other than P. Michael Coleman (or any partnership, trust or other Person controlled by P. Michael Coleman), is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person shall be deemed to have "beneficial ownership" of all securities that such person has a right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total Voting Stock of the Borrower; (b) the Borrower consolidates with, or merges with or into, another Person or sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any Person, or any Person consolidates with, or merges with or into, the Borrower, in any such event pursuant to a transaction in which the outstanding Voting Stock of the Borrower is converted into or exchanged for cash, securities or other property; or (c) the directors of Borrower (or the executive committee thereof) constituting that percentage necessary to approve corporate action not being current directors of Borrower or directors designated or approved by such directors or directors approved by such directors. For purposes of this definition, "Voting Stock" shall mean any class or classes of Capital Stock pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of any Person (irrespective of whether or not, at the time, stock of any other class or classes shall have, or might have, voting power by reason of the happening of any contingency).

                 "Chattel Paper" shall mean any "chattel paper", as such term is defined in Section 9-105(1)(b) of the UCC, now owned or hereafter acquired by Borrower.

                 "Closing Date" shall mean the date that this Agreement has been signed by Borrower and the Lender and the Term Loan has been made hereunder.

                 "Code" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder from time to time.

                 "Collateral" shall mean the property of Borrower in which Lender has, or is to have, a Lien on or security interest in pursuant to this Agreement or the Loan Documents, or any of them, as security for payment of the Obligations.
                 "Commitment" shall mean the obligation of the Lender to make Revolving Credit Loans to Borrower, subject to the terms and conditions hereof, up to an aggregate principal amount not to exceed at any one time outstanding Six Million Dollars ($6,000,000), subject to reduction as set forth in Section
2.9 hereof.

                 "Commitment Fee" shall mean that amount due and payable to the Lender from Borrower pursuant to and in the amount specified in Section 3.5 hereof.

                 "Capital Expenditures" of any Person shall mean, for any period, the aggregate gross increase during that period, in product masters and in the property, plant or equipment reflected in the consolidated balance sheet of such person and its consolidated Subsidiaries, in conformity with GAAP, but excluding expenditures made in connection with the replacement, substitution or restoration of assets (i) to the extent financed from insurance proceeds paid on account of the loss of or damage to the assets being replaced or restored,
(ii) with awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced or (iii) with regard to equipment that is purchased simultaneously with the trade-in of existing equipment, fixed assets or improvements, the credit granted by the seller of such equipment for the trade-in of such equipment, fixed assets or improvements; provided that Consolidated Capital Expenditures shall in any event include the purchase price paid in connection with the acquisition of any other Person (including through the purchase of all of the capital stock or other ownership interests of such Person or through merger or consolidation) to the extent allocable to property, plant and equipment.

                 "Continue", "Continuation" and "Continued" shall refer to the continuation pursuant to Section 3.4 hereof of a Eurodollar Loan as a Eurodollar Loan from one Interest Period to the next Interest Period.

                 "Contracts" shall mean all contracts, undertakings, or other agreements (other than rights evidenced by Chattel Paper, Documents or Instruments) in or under which Borrower may now or hereafter have any right, title or interest, including, without limitation, with respect to an Account, any agreement relating to the terms of payment or the terms of performance thereof.

                 "Convert", "Conversion" and "Converted" shall refer to a conversion pursuant to Section 3.4 hereof of a Base Rate Loan into a Eurodollar Loan or of a Eurodollar Loan into a Base Rate Loan.

                 "Copyrights" shall mean all of the following now or hereafter acquired by Borrower: (a) all copyrights, registrations and applications therefor, (b) all renewals and extensions thereof, (c) all income, royalties, damages and payments now and hereafter due or payable or both with respect thereto, including, without limitation, damages and payments for past or future infringements or misappropriation thereof, (d) all rights to sue for past, present and future infringements or misappropriation thereof, and (e) all other rights corresponding thereto throughout the world.

                 "Creditanstalt-Bankverein" shall mean
Creditanstalt-Bankverein, an Austrian banking corporation having offices at 245 Park Avenue, New York, New York 10167, and its successors and assigns.

                 "Default" shall mean the occurrence of any event or condition which, after satisfaction of any requirement for the giving of notice or the lapse of time, or both, would become an Event of Default.

                 "Default Rate" shall mean (a) with respect to any Loan or portion thereof, an interest rate per annum equal to two percent (2%) above the interest rate set forth for such Loan in Section 3.1(a) hereof or (b) with respect to any portion of the Obligations other than Loans, two percent (2%) above the rate set forth in Section 3.1(a)(ii) hereof.

                 "Documents" shall mean any "documents", as such term is defined in Section 9-105(1)(f) of the UCC, now owned or hereafter acquired by Borrower.

                 "Eligible Accounts" shall mean and include only such Accounts consisting of trade accounts receivable arising in the ordinary course of Borrower's business pursuant to contracts between Borrower and the Account Debtors providing for the bona fide sale or delivery of goods to or performance of services for the Account Debtors which Lender, in its reasonable discretion deems to be Eligible Accounts. Unless Lender specifically consents otherwise, no Account shall be an Eligible Account if:

                 (a) the Lender does not have (i) a first priority perfected Lien in such Account or (ii) a copyright registration with respect to the Work which gave rise to the Account on file in the Copyright Office made pursuant to Section 4.5 hereof; or

                 (b) it arises out of a sale made or services rendered by Borrower to an Affiliate of Borrower; or

                 (c) the Account is not with The Rep Company or any similar general marketing distributor and it remains due and unpaid more than sixty (60) days after the due date thereof or more than ninety (90) days after the date of the invoice in respect of such Account; or

                 (d) the Account is with The Rep Company or any similar general marketing distributor and it remains due and unpaid more than one hundred and twenty (120) days after the due date thereof or more than one hundred and fifty (150) days after the date of the invoice in respect of such Account; or

                 (e) fifty percent (50%) or more of the Accounts from the Account Debtor are not deemed Eligible Accounts hereunder; or

                 (f) any covenant, representation or warranty contained in this Agreement with respect to such Account has been breached; or

                 (g) the Account Debtor is also a creditor or supplier to Borrower, or the Account Debtor has disputed liability in writing, or the Account Debtor has made any claim in writing with respect to any other Account due from such Account Debtor to

         Borrower, or the Account otherwise is subject to any right of setoff by the Account Debtor, whether by virtue of the terms of the contract between Borrower and the Account Debtor, or by virtue of any other defense or claim of the Account Debtor against Borrower (including, without limitation, by virtue of guaranties by such Account Debtor of the trade obligations of Borrower or otherwise); provided, however, that the Accounts of such Account Debtor shall only be ineligible to the extent of such offset or potential offset; or

                 (h) the Account Debtor has commenced a voluntary case under the Bankruptcy Code, as now constituted or hereafter amended, or made an assignment for the benefit of creditors, or if a decree or order for relief has been entered by a court having jurisdiction in the premises in respect of the Account Debtor in an involuntary case under the Bankruptcy Code, as now constituted or hereafter amended, or if any other petition or other application for relief under the Bankruptcy Code has been filed or the Account Debtor has failed, suspended business, ceased to be Solvent, or consented to or suffered a receiver, trustee, liquidator or custodian to be appointed for it or for all or a significant portion of its assets or affairs; or

                 (i) the goods giving rise to such Account have not been shipped and delivered to and accepted by the Account Debtor or the services giving rise to such Account have not been performed by Borrower with respect thereto and accepted by the Account Debtor or the Account otherwise does not represent a final sale; or

                 (j) the Account Debtor is the United States of America or any department, agency or instrumentality thereof, unless Borrower assigns its right to payment of such Account to Lender pursuant to the Assignment of Claims Act of 1940, as amended (31 U.S.C. Section
         3727); or

                 (k) the Accounts of The Rep Company or any similar general marketing distributor exceed One Million Dollars ($1,000,000) at any one time outstanding, to the extent such Accounts exceed such limit, or the Accounts of any other Account Debtor (other than The Rep Company or any similar general marketing distributor) exceed a credit limit determined by Lender, in its sole discretion based on its customary credit and collateral considerations, to the extent such Accounts exceed such limit; or

                 (l) the goods or servicing giving rise to such account have been delivered or performed in connection with a Medicare or Medicaid reimbursement program; or

                 (m) Lender believes, in its reasonable discretion, that collection of such Account is insecure or that such Account may not be paid by reason of the Account Debtor's financial inability to pay.

                 "Eligible Inventory" shall mean and include only such Inventory owned by Borrower (a) in which Lender has a perfected first priority security interest; (b) which, in Lender's reasonable opinion, is in good and saleable condition and is not obsolete or unmerchantable; (c) in respect of which no covenant, representation or warranty hereunder has been breached; (d) which is located on premises for which Lender has received a properly executed Landlord's waiver in form and substance acceptable to Lender, and (e) which is not Inventory which Lender, in its reasonable discretion, deems not to be Eligible Inventory.

                 "Environmental Laws" shall mean all federal, state, local and foreign laws relating to pollution or protection of the environment, including laws relating to emissions, discharges, releases or threatened releases of any Hazardous Substance into the environment (including without limitation ambient air, surface water, ground water or land), or otherwise relating to the generation, manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of Hazardous Substances and any and all regulations, codes, standards, plans, orders, decrees, writs, judgments, injunctions, notices or demand letters issued, entered, promulgated or approved thereunder.

                 "Equipment" shall mean any "equipment", as such term is defined in Section 9-109(2) of the UCC, now owned or hereafter acquired by Borrower, and, in any event, shall include all of the equipment, fixtures and leasehold improvements of Borrower, whether now existing or hereafter acquired or arising or in which Borrower now has or hereafter acquires any rights, including, without limitation, all furniture, machinery, vehicles and trade fixtures, together with any and all accessories, accessions, parts and appurtenances thereto, substitutions therefor and replacements thereof.

                 "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and all rules and regulations from time to time issued or promulgated thereunder.

                 "ERISA Affiliate" shall mean each trade or business (whether or not incorporated) which, together with Borrower is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

                 "Eurodollar Loan" shall mean that portion of a Loan bearing interest at a rate based on the Quoted Rate.

                 "Event of Default" shall mean any of the events or conditions described in Article 9 hereof.

                 "Federal Funds Rate" shall mean, for any day, the overnight federal funds rate in New York City, New York, as published for such day (or, if such day is not a New York Business Day, for the next preceding Business
Day) in the Federal Reserve Statistical Release H.15 (519) or any successor publication, or if such rate is not so published for any day which is a New York Business Day, the average of the quotations for such day on overnight federal funds transactions in New York City received by the Lender from three federal funds brokers of recognized standing selected by the Lender.

                 "First Union" shall mean First Union National Bank of Tennessee, a national banking association.

                 "Fixed Charge Coverage Ratio" shall mean, for any period, the ratio of (a) Borrower's Cash Flow for such period less Capital Expenditures to
(b) the sum of (i) Borrower's scheduled payments of principal of Indebtedness during such period, plus (ii) Borrower's Interest Expense for such period, in each case calculated on a consolidated basis in accordance with GAAP.

                 "Foreign Subsidiaries" shall mean Integrity Music Europe, Ltd., a U.K. private company Integrity Music PTY, Ltd., an Australian proprietary company and Integrity Media Asia Pte, Ltd., a Singapore corporation.

                 "GAAP" shall mean generally accepted accounting principles consistently applied and maintained throughout the period indicated and consistent with the prior financial practice of Borrower, as reflected in the financial information referred to in Section 5.8 hereof.

                 "General Intangibles" shall mean any "general intangibles," as such term is defined in Section 9-106 of the UCC, now owned or hereafter acquired by Borrower, and, in any event shall include all general intangibles of Borrower, whether now existing or acquired or arising or in which Borrower now has or hereafter acquires any rights, including, without limitation, all choses in action, causes of action, corporate or other business records, inventions, designs, Patents, patent applications, service marks, Trademarks, trade names, Trade Secrets, proprietary or confidential information, inventions (whether patented or patentable or not) and technical information, procedures, designs, knowledge, know-how, software, data bases, data, skill, expertise, experience, processors, models, drawings, materials, records, goodwill, Copyrights, registrations, Licenses, franchises, customer lists, agency and other contracts, tax refund claims, computer programs, all claims under guaranties, Liens or other security held by or granted to Borrower to secure payment of any of the Accounts by an Account Debtor, all rights to indemnification, and all other intangible property of every kind and nature (other than Accounts).

                 "Governmental Authority" shall mean any nation or government, any state or other political subdivision thereof, and any agency, department or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government.

                 "Guarantee" shall mean a guarantee, an endorsement, a contingent agreement to purchase or to furnish funds for the payment or maintenance of, or otherwise to be or become contingently liable under or with respect to, the Indebtedness, other obligations, net worth, working capital or earnings of any Person, or a guarantee of the payment of dividends or other distributions upon the stock or equity interests of any Person, or an agreement to purchase, sell or lease (as lessee or lessor) property, products, materials, supplies or services primarily for the purpose of enabling a debtor to make payment of such debtor's obligations or an agreement to assure a creditor against loss, and including, without limitation, causing a bank or other financial institution to issue a letter of credit or other similar instrument for the benefit of another Person, but excluding endorsements for collection or deposit in the ordinary course of business. The terms "Guarantee" and "Guaranteed" used as a verb shall have a correlative meaning.

                 "Hazardous Substances" shall mean any pollutant, contaminant, hazardous, toxic or dangerous waste, substance or material, or any other substance or material regulated or controlled pursuant to any Environmental Law, including, without limiting the generality of the foregoing, asbestos, PCBs, petroleum products (including crude oil, natural gas, natural gas liquids, liquified natural gas or synthetic gas) or any other substance defined as a "hazardous substance," "extremely hazardous waste," "restricted hazardous waste," "hazardous material," "hazardous chemical," "hazardous waste," "regulated substance," "toxic chemical," "toxic substance" or other similar term in any Environmental Law.

                 "Indebtedness" shall mean, as applied to any Person at any time without duplication, (a) all indebtedness, obligations or other liabilities of such Person (i) for borrowed money or evidenced by debt securities, debentures, acceptances, notes or other similar instruments, and any accrued interest, fees and charges relating thereto; (ii) under earnout agreements or similar agreements; (iii) with respect to letters of credit issued for such Person's account; (iv) to pay the deferred purchase price of property or services, except unsecured accounts payable and accrued expenses arising in the ordinary course of business which are less than 60 days past due or accounts which are being properly contested in good faith by the Borrower; or (v) Capital Lease Obligations; (b) all indebtedness, obligations or other liabilities of such Person or others secured by a Lien on any property of such Person, whether or not such indebtedness, obligations or liabilities are assumed by such Person, all as of such time; (c) all indebtedness, obligations or other liabilities of such Person in respect of any foreign exchange contract or Interest Hedge Agreement, net of liabilities owed to such Person by the counterparties thereon; (d) all Capital Stock of such Person subject (upon the occurrence of any contingency or otherwise) to mandatory redemption prior to the first anniversary of the Maturity Date; (e) indebtedness of others Guaranteed by such Person.

                 "Instruments" shall mean any "instrument", as such term is defined in Section 9-105(1)(i) of the UCC, now owned or hereafter acquired by Borrower, other than instruments that constitute, or are a part of a group of writings that constitute, Chattel Paper.

                 "Integrity Music" shall mean Integrity Music, Inc., a Delaware corporation and wholly-owned Subsidiary of Borrower.

                 "Interest Coverage Ratio" shall mean, as to any Person, for any period, the ratio of (a) such Person's Cash Flow for such period to (b) such Person's Interest Expense for such period, in each case calculated in accordance with GAAP.

                 "Interest Expense" shall mean, for any period, as to any Person, total interest expense, whether paid, accrued or capitalized (including the interest component of Capital Lease Obligations), net of interest income, of such Person, including, but not limited to, all origination and other fees, all amortization of original issue discount and the net amount payable under any Interest Hedge Agreement between such Person and any other Person, all as calculated in accordance with GAAP.

                 "Interest Hedge Agreement" shall mean, for any Person, an interest rate swap, cap or collar agreement or similar arrangement between such Person and one or more financial institutions providing for the transfer or mitigation of interest risks either generally or under specific contingencies.

                 "Interest Period" shall mean, in connection with any Eurodollar Loan, the period beginning on the date such Eurodollar Loan is made, Continued or Converted and continuing for one (1), two (2), three (3) or six
(6) months as selected by Borrower in its Notice of Borrowing. Notwithstanding the foregoing, however, (a) any applicable Interest Period which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the immediately preceding Business Day; and (b) any applicable Interest Period which begins on a day for which there is no numerically corresponding day in the calendar month during which such Interest Period is to end shall (subject to clause (a) above) end on the last day of such calendar month.

                 "Inventory" shall mean all "inventory", as such term is defined in Section 9-109(4) of the UCC, owned or hereafter acquired by Borrower, and, in any event, shall include all of the inventory of Borrower, whether now existing or acquired or arising or in which Borrower now has or hereafter acquires any rights, including, without limitation, any and all goods, merchandise and other personal property, wheresoever located and whether or not in transit, which is or may at any time be held for sale or lease or to be furnished under any contract of service or held as raw materials, work in process, finished goods or materials, and supplies of any kind, nature or description used or consumed in the business of Borrower, including, without limitation, all such property, the sale or other disposition of which has given rise to an Account and which may have been returned to or repossessed or stopped in transit by Borrower.

                 "Investment" shall mean, for any Person: (a) the acquisition (whether for cash, property, services or securities or otherwise) of Capital Stock, bonds, notes, debentures, partnership or other ownership interests or other securities of any other Person or any agreement to make any such acquisition (including, without limitation, any "short sale" or any sale of any securities at a time when such securities are now owned by the Person entering into such short sale), (b) any deposit with, or advance, loan or other extension of credit to, such Person (other than any such advance, loan or extension of credit representing the purchase price of goods, intangibles or services sold or supplied in the ordinary course of business) or Guarantee of, or other contingent obligation with respect to, Indebtedness or other liability of such Person and (without duplication) any amount committed to be advanced, lent or extended to such Person, (c) any Acquisition other than the acquisition of goods, intangibles or services purchased in the ordinary course of business and accounted for as an expense in accordance with GAAP or as a Capital Expenditure or (d) the entering into of any Interest Hedge Agreement.

                 "Lender" shall mean Creditanstalt Corporate Finance, Inc., a Delaware corporation, and its successors and assigns.

                 "Leverage Ratio" shall mean, as of any date, the ratio of (a) the principal amount of Indebtedness of Borrower and its consolidated Subsidiaries as of such date (b) the Net Worth of Borrower and its consolidated Subsidiaries as of such date, in each case, computed on a consolidated basis for Borrower and its consolidated Subsidiaries in accordance with GAAP.

                 "License" shall mean any Patent License, Trademark License or other license as to which the Lender has been granted a security interest hereunder.

                 "Lien" shall mean any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, lien, charge, claim, security interest, easement or encumbrance, or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any lease or title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement perfecting a security interest under the UCC or comparable law of any jurisdiction).

                 "Loans" shall mean, collectively, the Revolving Credit Loans and the Term Loan and "Loan" shall mean either a Revolving Credit Loan or the Term Loan.

                 "Loan Documents" shall mean this Agreement, the Notes, the Mortgage, the Stock Pledge Agreement, the other instruments, documents or agreements executed by Borrower or any of its Affiliates pursuant to Sections
4.2 and 11.1 hereof, any financing statements covering portions or all of the Collateral and any and all other instruments, documents, and agreements now or hereafter executed and/or delivered by Borrower in connection herewith, or any one, more, or all of the foregoing, as the context shall require, and "Loan Document" shall mean any one of the Loan Documents.

                 "Material Adverse Effect" shall mean any event or condition which, alone or when taken with other events or conditions occurring or existing concurrently therewith (a) has or is reasonably expected to have a material adverse effect on the business, operations, condition (financial or otherwise), assets, liabilities, prospects, or properties of Borrower or any of its Subsidiaries; (b) has or is reasonably expected to have any material adverse effect on the validity or enforceability of this Agreement or any Loan Document; (c) materially impairs or is reasonably expected to materially impair the ability of Borrower to pay and perform the Obligations; (d) materially impairs or is reasonably expected to materially impair the ability of the Lender to enforce its rights and remedies under this Agreement and the Loan Documents; or (e) has or is reasonably expected to have any material adverse effect on the Collateral or the Realty, the Liens of the Lender in the Collateral or the Realty or the priority of such Liens.

                 "Margin Stock" shall mean "margin stock" as such term is defined from time to time in Regulations G, T, U or X of the Board of Governors of the Federal Reserve System.

                 "Maturity Date" shall mean August 2, 2002.

                 "Mortgage" shall mean that certain Mortgage, Security Agreement and Assignment of Leases and Rents, dated of even date herewith, conveying a first priority Lien on the Realty to the Lender as security for the Obligations.

                 "MPPAA" shall mean the Multiemployer Pension Plan Amendments Act of 1980, amending Title V of ERISA.

                 "Multiemployer Plan" shall have the same meaning as set forth in Section 4001(a)(3) of ERISA.

                 "Net Income" shall mean, for any period and for any Person, the income (or loss) of such Person for such period, after deducting therefrom all operating expenses, provisions for all taxes and reserves and all other proper deductions, all determined in accordance with GAAP.

                 "Net Worth" shall mean, as to any Person, at any time, the excess of such Person's total assets over Total Liabilities, excluding, however, from the definition of assets the amount of (a) any write-up in the book value of any asset resulting from a revaluation thereof subsequent to the later to occur of (i) the Closing Date and (ii) the date any such Person acquired such asset; (b) treasury stock; (c) receivables from Affiliates of such Person; and (d) unamortized debt discount and expense of such Person, all determined in accordance with GAAP on a consolidated basis for such Person and its Subsidiaries.

                 "Notes" shall mean, collectively, the Revolving Credit Note and the Term Note and Note shall mean the Revolving Credit Note or the Term Note.

                 "Obligations" shall mean the Loans and any and all other indebtedness, liabilities and obligations of Borrower to the Lender of every kind and nature (including, without limitation, interest, charges, expenses, attorneys' fees and other sums chargeable to Borrower by Lender and future advances made to or for the benefit of Borrower), arising under this Agreement or under any of the other Loan Documents, or acquired by Lender from any other source, whether arising by reason of an extension of credit, loan, lease, guaranty, indemnification, Interest Hedge Agreement or in any other manner, direct or indirect, absolute or contingent, primary or secondary, due or to become due, now existing or hereafter acquired.

                 "Operating Lease" shall mean, as to any Person, any lease that is not required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP (including Statement of Financial Accounting Standards No. 13 of the Financial Accounting Standards Board).

                 "Patent License" shall mean all of the following, whether now owned or existing or hereafter acquired or arising or in which Borrower now has or hereafter acquires any rights: any written agreement granting any right to make, use, sell, sublicense and/or practice any invention on which a Patent is in existence.

                 "Patents" shall mean all of the following, whether now owned or existing or hereafter acquired or arising or in which Borrower now has or hereafter acquires any rights: (a) all patents and patent applications, (b) all inventions and improvements described and claimed therein, (c) all reissues, divisions, continuations, renewals, extensions and continuations-in-part thereof, (d) all income, royalties, damages and payments now and hereafter due and/or payable to Borrower with respect thereto, including without limitation, damages and payments for past, present or future infringements or misappropriation thereof, (e) all rights to sue for past present and future infringements or misappropriation thereof, and (f) all other rights corresponding thereto throughout the world.

                 "PBGC" shall mean the Pension Benefit Guaranty Corporation established under ERISA, or any successor agency or Person performing substantially the same functions.

                 "Permitted Liens" shall mean, collectively: (a) those Liens existing on the date hereof with respect to specific items of Equipment and described on Schedule 5.23 attached hereto; (b) Liens in favor of the Lender;
(c) Liens for (i) property taxes not delinquent, (ii) taxes not yet subject to penalties, (iii) pledges or deposits made under Workmen's Compensation, Unemployment Insurance, Social Security and similar legislation, or in connection with appeal or surety bonds incident to litigation, or to secure statutory obligations, and (iv) mechanics' and materialmen's Liens with respect to liabilities which are not yet due or which are being contested in good faith; and (d) such Liens, encumbrances, restrictions, rights of way, easements, licenses and title irregularities, if any, on the Realty as are expressly permitted to exist with respect to the Realty, or portions thereof, pursuant to the applicable terms of the Mortgage; (e) purchase money Liens on Equipment; provided, however, that (i) such Lien is created contemporaneously with the acquisition of such Equipment; (ii) such Lien attaches only to the specific items of Equipment so acquired; (iii) such Lien secures only the Indebtedness incurred to acquire such Equipment; and (iv) the Indebtedness secured by such Lien is permitted by the terms of Section 7.2 hereof;

                 "Person" shall mean and include any individual, sole proprietorship, partnership, joint venture, limited liability company, trust, unincorporated organization, association, corporation, institution, entity, party or government (whether national, federal, state, county, city, municipal, or otherwise, including, without limitation, any instrumentality, division, agency, body or department thereof).

                 "Plan" shall mean any employee benefit plan, program, arrangement, practice or contract, maintained by or on behalf of Borrower or an ERISA Affiliate, which provides benefits or compensation to or on behalf of employees or former employees, whether formal or informal, whether or not written, including, but not limited to, the following types of plans:

                 (a) Executive Arrangements - any bonus, incentive compensation, stock option, deferred compensation, commission, severance, "golden parachute," "rabbi trust," or other executive compensation plan, program, contract, arrangement or practice ("Executive Arrangements");

                 (b) ERISA Plans - any "employee benefit plan", except any Multiemployer Plan, as defined in Section 3(3) of ERISA, whether maintained by or for a single employee or by or for multiple employees, including, but not limited to, any defined benefit pension plan, profit sharing plan, money purchase plan, savings or thrift plan, stock bonus plan, employee stock ownership plan, or any plan, fund, program, arrangement or practice providing for medical (including post-retirement medical), hospitalization, accident, sickness, disability, or life insurance benefits ("ERISA Plans");

                 (c) Other Employee Fringe Benefits - any stock purchase, vacation, scholarship, day care, prepaid legal services, severance pay or other fringe benefit plan, program, arrangement, contract or practice ("Fringe Benefit Plans"); and

                 (d)         Multiemployer Plan - any Multiemployer Plan.

                 "Proceeds" shall mean "proceeds", as such term is defined in
Section 9-306(1) of the UCC and, in any event, shall include, without limitation, (a) any and all proceeds of any insurance, indemnity, warranty or guaranty payable to the Borrower from time to time with respect to any of the Collateral, (b) any and all payments (in any form whatsoever) made or due and payable to the Borrower from time to time in connection with any requisitions, confiscation, condemnation, seizure or forfeiture of all or any part of the Collateral by any Governmental Authority (or any Person acting under color of Governmental Authority) and (c) any and all other amounts from time to time paid or payable under or in connection with any of the Collateral.

                 "Quoted Rate" shall mean, when used with respect to an Interest Period for a Eurodollar Loan, the quotient of (i) the offered rate quoted by Creditanstalt-Bankverein in the interbank Eurodollar market in New York City, New York or London, England on or about 11:00 a.m. (New York or London time, as the case may be) two Business Days prior to such Interest Period for U.S. dollar deposits of an aggregate amount comparable to the principal amount of the Eurodollar Loan to which the Quoted Rate is to be applicable and for a period comparable to such Interest Period, divided by (ii) one minus the Reserve Percentage. For purposes of this definition, (a) "Reserve Percentage" shall mean with respect to any Interest Period, the percentage which is in effect on the first day of such Interest Period under Regulation D as the maximum reserve requirement for member banks of the Federal Reserve System in New York City with deposits comparable in amount to those of Creditanstalt-Bankverein against Eurocurrency Liabilities and (b) "Eurocurrency Liabilities" has the meaning assigned to that term in Regulation D, as in effect from time to time. The Quoted Rate for the applicable period shall be adjusted automatically on and as of the effective date of any change in the applicable Reserve Percentage.

                 "Realty" shall mean all of those tracts or parcels of real property, and the improvements located thereon, owned by Borrower, situate in Mobile County, Alabama and more fully described on Schedule 1.1 attached hereto, to which Borrower has conveyed a Lien to the Lender pursuant to the Mortgage.

                 "Regulation D" shall mean Regulation D of the Board of Governors of the Federal Reserve System, as it may be amended from time to time.

 "Reportable Event" shall have the meaning set forth in Section 4043 of ERISA.

                 "Revolving Credit Loans" shall mean, collectively, the loans made pursuant to Section 2.1 hereof and "Revolving Credit Loan" shall mean any loan made pursuant to Section 2.1 hereof.

                 "Revolving Credit Note" shall have the meaning given to such term in Section 2.1 hereof.

                 "Solvent" shall mean, as to any Person, that such Person (a) has capital sufficient to carry on its business and transactions and all business and transactions in which it is about to engage, (b) is able to pay its debts as they mature and (c) owns property whose fair saleable value is greater than the amount required to pay its debts (including contingent obligations).

                 "Stock Pledge Agreement" shall have the meaning given such term in Section 4.2 hereof.

                 "Subsidiary" shall mean, as to any Person, any other Person, of which more than fifty percent (50%) of the outstanding shares of Capital Stock or other ownership interest having ordinary voting power to elect a majority of the board of directors of such corporation or similar governing body of such other Person (irrespective of whether or not at the time stock or other ownership interests of any other class or classes of such other Person shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or by one or more "Subsidiaries" of such Person.

                 "Tax" shall mean and include any present or future tax, levy, cost or charge of any nature imposed by any government or any authority or political subdivision thereof, excluding taxes on or measured by the net income of the Lender imposed by any jurisdiction in which the principal or relevant lending office of the Lender is located.

                 "Termination Date" shall mean the earliest of (a) the Maturity Date; (b) the date the Commitment is reduced to zero pursuant to Section 2.9 hereof; and (c) the date the Commitment is terminated pursuant to Section 10.2 hereof.

                 "Term Loan" shall mean the loan made pursuant to Section 2.2 hereof. The Term Loan may consist of either a Base Rate Loan, a Eurodollar Loan or a combination thereof, each of which is a "type" of Loan.

                 "Term Note" shall have the meaning given to such term in
Section 2.2 hereof.

                 "Total Liabilities" shall mean all Obligations, Indebtedness or other liabilities of any kind or nature, fixed or contingent, due or not due, which, in accordance with GAAP, would be classified as a liability on the consolidated balance sheet of Borrower and its consolidated Subsidiaries, together with any obligation, indebtedness or other liability of any kind or nature, fixed or contingent, due or not due, which, in accordance with GAAP, would be classified as a liability on the balance sheet of any Person other than Borrower and its consolidated Subsidiaries and which has been Guaranteed by Borrower or any of its consolidated Subsidiaries.

                 "Trade Secrets" shall mean trade secrets, along with any and all (a) income, royalties, damages and payments now and hereafter due and/or payable to Borrower with respect thereto, including, without limitation, damages and payments for past or future infringements or misappropriation thereof, (b) rights to sue for past, present and future infringements or misappropriation thereof, and (c) all rights corresponding thereto throughout the world.

                 "Trademark License" shall mean all of the following, whether now owned or existing or hereafter acquired or arising or in which Borrower now has or hereafter acquires any rights: any written agreement granting any right to use any Trademark or trademark registration.

                 "Trademarks" shall mean all of the following, whether now owned or existing or hereafter acquired or arising or in which Borrower now has or hereafter acquires any rights: (a) all trademarks (including service marks and trade names, whether registered or at common law), registrations and applications therefor, and the entire product lines and goodwill of the business of Borrower connected therewith and symbolized thereby, (b) all renewals thereof, (c) all income, royalties, damages and payments now and hereafter due or payable or both with respect thereto, including, without limitation, damages and payments for past, present or future infringements or misappropriation thereof, (d) all rights to sue for past, present and future infringements or misappropriation thereof, and (e) all other rights corresponding thereto throughout the world.

                 "UCC" shall mean the Uniform Commercial Code as in effect in the State of New York.

                 "Whitney Bank" shall mean Whitney Bank of Alabama, an Alabama banking corporation.

                 "Work" shall mean each music composition, including all lyrics, music and titles thereof.

                 1.2 USE OF DEFINED TERMS. All terms defined in this Agreement and the Exhibits hereto shall have the same defined meanings when used in any other Loan Document, unless the context shall require otherwise.

                 1.3 ACCOUNTING TERMS; CALCULATIONS. All accounting terms not specifically defined herein shall have the meanings generally attributed to such terms under GAAP. Calculations hereunder shall be made and financial data required hereby shall be prepared, both as to classification of items and as to amounts, in accordance with GAAP, consistently applied (except as otherwise specifically required herein).

                 1.4 OTHER TERMS. All other terms used in this Agreement which are not specifically defined herein but which are defined in the UCC shall have the meanings set forth therein.

                 1.5 TERMINOLOGY. All personal pronouns used in this Agreement, whether used in the masculine, feminine or neuter gender, shall include all other genders; the singular shall include the plural, and the plural shall include the singular. Titles of Articles and Sections in this Agreement are for convenience only, and neither limit nor amplify the provisions of this Agreement, and all references in this Agreement to Articles, Sections, Subsections, paragraphs, clauses, subclauses, Exhibits or Schedules shall refer to the corresponding Article, Section, Subsection, paragraph, clause, subclause of, Exhibit or Schedule attached to, this Agreement, unless specific reference is made to the articles, sections or other subdivisions of, Exhibits or Schedules to, another document or instrument. All references to any instrument, document or agreement shall, unless the context otherwise requires, refer to such instrument, document or agreement as the same may be, from time to time, amended, modified, supplemented, renewed, extended, replaced or restated.

                 1.6 EXHIBITS. All Exhibits and Schedules attached hereto are by reference made a part hereof.

                                  2. THE LOANS

                 2.1 REVOLVING CREDIT LOANS. Subject to the terms and conditions hereof and provided that there exists no Default or Event of Default, the Lender agrees to make loans (the "Revolving Credit Loans") to Borrower, upon Borrower's request therefor made in accordance with the provisions of Section 2.3 hereof, from time to time on any Business Day during the period from the date hereof and up to, but not including, the Termination Date in an aggregate principal amount not to exceed at any one time outstanding, an amount equal to (a) the lesser of (i) the Commitment and (ii) the Borrowing Base. The Revolving Credit Loans made by the Lender shall be evidenced by a promissory note, substantially in the form of Exhibit A attached hereto, payable to the Lender in the principal face amount of the Commitment (the "Revolving Credit Note"). Prior to the Termination Date, Revolving Credit Loans may be borrowed, repaid and reborrowed in accordance with the terms hereof. All Revolving Credit Loans shall be payable in full on the Termination Date.

                 2.2         TERM LOAN.

                 (a) Subject to the terms and conditions hereof and provided there exists no Default or Event of Default, the Lender agrees to make on the Closing Date a loan (the "Term Loan") to Borrower in the principal amount of Thirteen Million Dollars ($13,000,000). The Term Loan made by the Lender shall be evidenced by a promissory note, substantially in the form of Exhibit B attached hereto, payable to the Lender in the original principal amount of $13,000,000 (the "Term Note").

                 (b)         The Term Loan shall be repayable in twenty-four
(24) quarterly installments of principal, payable on each Amortization Date, commencing October 1, 1996, with the first four such installments being in the amount of Two Hundred and Fifty Thousand Dollars ($250,000) each, the fifth though eighth such installments being in the amount of $375,000 each, the ninth though twelfth such installments being in the amount of $500,000 each, the thirteenth though sixteenth such installments being in the amount of $625,000 each, the seventeenth though twentieth such installments being in the amount of $687,500 each, the twenty-first though twenty-third such installments being in the amount of $812,500 each, and the twenty-fourth and final such installment shall be in an amount equal to the aggregate outstanding principal balance of the Term Loan. Once repaid, the Term Loan may not be reborrowed.

                 2.3 BORROWING PROCEDURES. Borrower shall give the Lender notice of each request for a Loan hereunder in accordance with Section
2.10 hereof. The Lender shall, subject to the terms and conditions of this Agreement, not later than 2:00 p.m. (New York City, New York time) on the Business Day specified for such borrowing, make such amount available to Borrower in same day funds at the office of Creditanstalt-Bankverein in New York, New York.

                 2.4 LOAN ACCOUNT; STATEMENTS OF ACCOUNT. The Lender will maintain one or more loan accounts for Borrower to which the Lender will charge all amounts advanced to or for the benefit of Borrower hereunder or under any of the other Loan Documents and to which the Lender will credit all amounts collected under each such credit facility from or on behalf of the Borrower. The Lender will account to Borrower periodically with a statement of charges and payments made pursuant to this Agreement, and each such account statement shall be deemed final, binding and conclusive unless the Lender is notified by Borrower in writing to the contrary within thirty (30) days of the date of each account statement. Any such notice shall only be deemed an objection to those items specifically objected to therein. The unpaid principal amount of the Loans, the unpaid interest accrued thereon, the interest rate or rates applicable to such unpaid principal amount and the accrued and unpaid fees, premiums and other amounts due hereunder shall at all times be ascertained from the records of the Lender and such records shall constitute prima facie evidence of the amounts so due and payable.

                 2.5 USE OF PROCEEDS. The proceeds of the Loans shall be used (a) to refinance the existing Indebtedness of Borrower owed to (i) First Union pursuant to that certain Loan and Security Agreement, dated as of April 12, 1995, between Borrower, as the successor-by-merger to Integrity Music, Inc. and Integrity Direct, Inc. and First Union and (ii) Whitney Bank pursuant to that certain Loan Agreement dated as of September 29, 1995 between Borrower and Whitney Bank, (b) for Acquisitions permitted by Section 7.5 hereof, (c) for Borrower's general working capital needs, and (d) for other general corporate purposes. No portion of the proceeds of any Loan may be used by the Borrower in any manner which would cause such Loan or the application of the proceeds thereof to violate any of Regulations G, T, U or X of the Board of Governors of the Federal Reserve System.

                 2.6 TERM; TERMINATION. This Agreement shall terminate upon the latest to occur of (a) the Termination Date; and (b) the repayment and satisfaction of all Obligations.

                 2.7 LOANS IN EXCESS OF BORROWING BASE. Borrower acknowledges that the Lender is not obligated and does not presently intend to make Loans or make other extensions of credit to Borrower the principal amount of which, in the aggregate, at any time would exceed the Borrowing Base. However, it is agreed that, should the Loans or other extensions of credit incurred hereunder exceed the Borrowing Base, all of the obligations of Borrower to the Lender with respect to such Loans and extensions of credit shall nevertheless constitute Obligations under this Agreement and shall be entitled to the benefit of all Liens granted under this Agreement and all other Loan Documents. Notwithstanding the foregoing, if any amounts outstanding hereunder shall exceed any of such limitations, Borrower shall immediately repay such excess amounts to the Lender.

                 2.8         PAYMENTS.

                 (a) Each payment by the Borrower to Lender pursuant to this Agreement or the Notes shall be made prior to 1:00 p.m. (New York time) on the date due and shall be made without set-off or counterclaim to the account of the Lender maintained with Creditanstalt-Bankverein at 245 Park Avenue, New York, New York or at such other place or places as Lender may designate from time to time in writing to Borrower. Each such payment shall be in lawful currency of the United States of America and in immediately available funds.

                 (b) Each payment made by Borrower hereunder shall either (i) be exempt from, and be made without reduction by reason of, any Tax or (ii) to the extent that any such payment shall be subject to any Tax, be accompanied by an additional payment by Borrower of such amount as may be necessary so that the net amount received by the Lender (after deducting all applicable Taxes) is the same as Lender would have received had such payment not been subject to such Tax. Upon any payment of Tax by Borrower, Borrower shall promptly (and in any event within 30 days) furnish to the Lender such tax receipts, certificates and other evidence of such payment as Borrower may have or the Lender may reasonably request.

                 (c) If the due date of any payment hereunder or under either of the Notes would otherwise fall on a day which is not a Business Day, then such payment shall be due on the next succeeding Business Day and interest shall be payable on the principal amount of such payment for the period of such extension. If Lender has not received any payment due hereunder by the close of business on the date such payment is due, Borrower authorizes the Lender, at its option, to charge such payment as a Loan.

                 2.9         PREPAYMENT; COMMITMENT REDUCTION.

                 (a) Subject to the other terms and conditions hereof, upon written notice to the Lender in accordance with Section 2.10, Borrower may, at its option, prepay the Term Loan and/or reduce the Commitment, in whole or in part, in integral multiples of $1,000,000, on the date specified in such notice, by paying to the Lender the amount of such prepayment, in the case of a prepayment of the Term Loan, and/or the accrued amount of the Commitment Fee applicable to the amount of the Commitment reduction, as the case may be.

                 (b) In no event may Borrower reduce the Commitment below the principal amount of Revolving Credit Loans outstanding hereunder.

                 (c) The Commitment shall be automatically reduced to zero on the Maturity Date.

                 (d) The Commitment, once terminated or reduced, may not be reinstated or increased. The Term Loan, once repaid, may not be reborrowed.

                 (e) All prepayments of the Term Loan shall be applied to the principal installments thereof in the inverse order of their maturities.

                 (f) Borrower may not prepay any Loan which is a Eurodollar Loan prior to the last day of the Interest Period applicable to such Eurodollar Loan unless Borrower pays to the Lender, concurrently with such prepayment, all amounts payable to the Lender pursuant to Section 3.8 hereof.

                 2.10        CERTAIN NOTICES; MINIMUM AMOUNTS.

                 (a) All notices given by Borrower to the Lender hereunder of terminations or reductions of the Commitment, or of borrowings, Conversions, Continuations or prepayments of Loans hereunder shall either be oral, with prompt written confirmation, which may be by telecopy; or in writing, with such written confirmation or writing, to be substantially in the form of Exhibit C attached hereto (a "Notice of Borrowing") shall be irrevocable; shall be effective only if received by Lender prior to 10:00 a.m. (New York time) on a Business Day which is: (i) at least fifteen (15) days prior to such termination or reduction of the Commitment; (ii) not later than one (1) Business Day prior to the date such Loan is to be made as, Converted to or Continued as a Base Rate Loan; (iii) at least three (3) Business Days prior to the date such Loan is to be made as, Converted to or Continued as a Eurodollar Loan; or (iv) at least five (5) days prior to any such prepayment, in the case of a prepayment of a Eurodollar Loan; (v) not later than the date of any such prepayment, in the case of a prepayment of a Base Rate Loan. Each such notice to reduce the Commitment or to prepay the Loans shall specify the amount of the Commitment to be reduced or of the Loans to be prepaid and the date of such reduction or prepayment. Each such notice of borrowing, Conversion or Continuation shall specify: (1) the amount of such borrowing, Conversion or Continuation; (2) that the amount of the Loan to be made, Converted or Continued, when aggregated with all other Loans to be outstanding following the funding, Conversion or Continuation of such Loan, does not exceed the Borrowing Base; (3) whether such Loan will be made, Converted or Continued as a Eurodollar Loan or as a Base Rate Loan; (4) the date such Loan is to be made, Converted or Continued (which shall be a Business Day and, if such Loan is to Convert or Continue a Eurodollar Loan then outstanding, shall not be prior to the last day of the then current Interest Period for such outstanding
Loan); and (5) if such Loan is a Eurodollar Loan, the duration of the Interest Period with respect thereto. If Borrower fails to specify the duration of the Interest Period for any Eurodollar Loan, Borrower shall instead be deemed to have requested that such Loan be made as, Converted to or Continued as a Base Rate Loan. Each request for a borrowing, Conversion or Continuation of a Loan, or for any other financial accommodation by Borrower pursuant to this Agreement or the other Loan Documents shall constitute (x) an automatic warranty and representation by Borrower to Lender that there does not then exist a Default or Event of Default or any event or condition which, with the making of such Loan, would constitute a Default or Event of Default and (y) an affirmation that as of the date of such request all of the representations and warranties of Borrower contained in this Agreement and the other Loan Documents are true and correct in all material respects, both before and after giving effect to the making of such Loan. If on the last day of the Interest Period of any Eurodollar Loan hereunder, Lender has not received a timely notice hereunder to Convert, Continue or prepay such Loan, Borrower shall be deemed to have submitted a notice to Convert such Loan to a Base Rate Loan. All notices required to be sent to Lender pursuant to this Section 2.10(a) shall be sent to Lender at 245 Park Avenue, New York, New York 10167, Attn: Lisa Bruno, Facsimile No: (212) 851-1234, in addition to the "Address for Notices" specified below Lender's name on the signature pages hereto.

                 (b)         Except for mandatory prepayments made pursuant to
Section 2.7 hereof and Conversions or prepayments made pursuant to Section 3.6 hereof, each borrowing, Conversion and partial prepayment of principal of Loans shall be in a minimum principal amount of $100,000, shall be in an integral multiple of $100,000, and if a Eurodollar Loan, shall be in a minimum principal amount of $100,000 (borrowings, Conversions or prepayments of or into Loans of different types or, in the case of Eurodollar Loans, having different Interest Periods at the same time hereunder to be deemed separate borrowings, Conversions and prepayments for purposes of the foregoing, one for each type of Loan or Interest Period).


                             3.  FEES AND INTEREST

                 3.1         INTEREST.

                 (a) Subject to modification pursuant to subsection (b) below or Section 10.1 hereof, the average daily outstanding principal amount of the Obligations shall bear interest from the date thereof until paid in full at the following rates:

                             (i) the outstanding principal amount of each Eurodollar Loan shall bear interest at a fixed rate of interest per annum equal to the Quoted Rate for the then-current Interest Period for such Loan plus three percent (3%), calculated daily on the basis of a 360-day year and actual days elapsed; or

                             (ii) the outstanding principal amount of each Base Rate Loan and all other sums payable by Borrower hereunder shall bear interest at a fluctuating rate per annum equal to the Base Lending Rate plus one and one-half percent (1-1/2%), calculated daily on the basis of a 360-day year and actual days elapsed; and

                             (iii)         the amount of any payment of
                 principal and, to the extent permitted by Applicable Law, interest or other amount payable hereunder which is not paid when due, shall, unless otherwise elected by the Lender, bear interest at the Default Rate.


                 (b) If no Default or Event of Default shall have occurred and be continuing, and if the Borrower's Indebtedness/Cash Flow Ratio on the last day of any quarter shall fall within any of the respective ranges set forth below, then, subject to delivery by a senior financial officer of the Borrower of financial statements for the month and the year-to-date period then ended as required pursuant to Section 6.2(a) hereof, together with a certificate of the chief executive officer of Borrower certifying as to the Borrower's Indebtedness/Cash Flow Ratio, the interest payable on the Loans shall be adjusted, from the date of Lender's receipt of such financial statements and certificate until the date on which the monthly financial statements for the following month are required to be delivered to the Lender, to the rate, calculated daily on the basis of a 360-day year and actual days elapsed, for the applicable type of Loan set forth opposite such ranges in the schedule below.

Maximum
Indebtedness/                              Base Rate                                 Eurodollar
Cash Flow                                  Loans                                     Loans
- ---------                                  -----                                     -----
2.00 and above                             Base Lending Rate                         Quoted Rate Plus
                                           plus 1.50%                                3.00%

1.75 to 1.99                               Base Lending Rate                         Quoted Rate plus
                                           plus 1.25%                                2.75%

1.25 to 1.74                               Base Lending Rate                         Quoted Rate plus
                                           plus 1.00%                                2.25%

Less than 1.25                             Base Lending Rate                         Quoted Rate plus
                                           plus 0.75%                                2.00%

                 (c) Accrued interest shall be payable (i) in the case of Base Rate Loans, monthly on the first day of each month hereafter for the previous month, commencing September 1, 1996; (ii) in the case of a Eurodollar Loan, on the last day of each Interest Period, provided, however, that if any Interest Period in respect of a Eurodollar Loan is longer than three (3) months, such interest prior to maturity shall be paid on the last Business Day of each three (3) month interval within such Interest Period as well as on the last day of such Interest Period; (iii) in the case of any Loan, upon the payment or prepayment thereof; (iv) in the case of any other sum payable hereunder as set forth elsewhere in this Agreement or, if not so set forth, on demand; and (v) in the case of interest payable at the Default Rate, on demand.

                 3.2 INTEREST PERIOD. The Interest Period for any Eurodollar Loan shall commence on the date such Loan is made, Converted or Continued as specified in the notice delivered pursuant to Section 2.10 hereof applicable thereto and shall continue for a period of one (1), two (2), three (3) or six (6) months, as specified in such notice for such Eurodollar Loan. If Borrower fails to specify the duration of the Interest Period for any Eurodollar Loan in the notice therefor delivered pursuant to
Section 2.10 hereof, such Loan shall instead be made or Converted, as appropriate, as a Base Rate Loan.

                 3.3         LIMITATIONS ON INTEREST PERIODS AND LOANS.
Borrower may not select any Interest Period for any Eurodollar Loan which extends beyond any Amortization Date or the Maturity Date, in the case of the Term Loan, unless, in the case of Interest Periods extending beyond an Amortization Date, giving effect to such Interest Period, the aggregate outstanding principal amount of the Term Loan which consists of Eurodollar Loans having Interest Periods extending beyond such Amortization Date is not greater than the aggregate principal amount of the Term Loan scheduled to be outstanding immediately following such Amortization Date. Notwithstanding any other provision hereof to the contrary, Borrower shall not have, in the aggregate for all Loans outstanding, more than three (3) different Loans at any given time during the term of this Agreement (for which purpose (x) Loans for Revolving Credit Loans shall be deemed different from Loans for the Term Loan, even if they are otherwise identical and (y) Base Rate Loans shall be counted as an Interest Period).

                 3.4         CONVERSIONS AND CONTINUATIONS.         So long as
there then exists no Default or Event of Default hereunder, Borrower shall have the right, on any Business Day, from time to time, upon written notice in accordance with Section 2.10 hereof to Convert Loans of one type to Loans of the other type and to Continue Loans of one type as Loans of the same type; provided that a Eurodollar Loan may not be Converted to a Base Rate Loan prior to the end of the Interest Period applicable thereto. Borrower agrees that, if it shall fail to repay any Loan or portion thereof when due (whether by acceleration or otherwise) and the Loan at such maturity is being maintained as a Eurodollar Loan, the Lender, without limiting the rights of the Lender hereunder or under the Note evidencing such Loan, may at any time and from time to time after such due date Convert to another type of Loan or Continue such Loan as a Loan of the same type.

                 3.5 COMMITMENT FEE. Borrower shall pay to the Lender a commitment fee (the "Commitment Fee"), calculated on the basis of a 360-day year and actual days elapsed, equal to one-half of one percent (1/2 of 1%) per annum of (a) $19,000,000, representing the sum of the Commitment and the original principal amount of the Term Loan, for the period from June 4, 1996, to (but not including) the Closing Date, payable on the Closing Date, and (b) the average daily unused amount of the Commitment, during the period commencing on the Closing Date to (but not including) the Termination Date, payable on the first day of each calendar quarter for the previous calendar quarter or portion thereof (commencing October 1, 1996) and on the Termination Date.

                 3.6 ILLEGALITY; INABILITY TO DETERMINE THE QUOTED RATE. Notwithstanding any other provision of this Agreement to the contrary, in the event that (a) it shall become unlawful for the Lender to obtain funds in the London interbank market or for the Lender to maintain a Eurodollar Loan; or (b) by reason of circumstances affecting the London interbank market, the Lender determines (which determination shall be conclusive) that quotations of interest rates for the relevant deposits referred to in the definition of "Quoted Rate" herein are not being provided in the relevant amounts or for the relevant maturities for the purpose of determining rates of interest for a Eurodollar Loan, then the Lender shall promptly notify Borrower thereof whereupon (i) the right of Borrower to request any Eurodollar Loan shall thereupon terminate and (ii) Borrower shall, on the earlier of the date required by law or the last day of the then applicable Interest Period, either
(A) pay each Eurodollar Loan then outstanding in full, or (B) Convert each Eurodollar Loan then outstanding to a Base Rate Loan.

                 3.7         INCREASED COSTS AND REDUCED RETURN.

                 (a) If any event shall occur (whether in the form of a reserve requirement (not included in the definition of the Quoted Rate), exchange control regulations, governmental charges, compliance with any guideline or request from any central bank or other Governmental Authority, changes in the interbank eurodollar market or the position of the Lender in such market or otherwise) and the result of any such event is, in the Lender's reasonable judgment, to increase the costs which the Lender determines are attributable to its making or maintaining any Eurodollar Loan, or its obligation to make available any Eurodollar Loan or to reduce the amount of any sum received or receivable by the Lender under this Agreement or either Note with respect to any Eurodollar Loan, then, within ten (10) days after demand by the Lender, Borrower hereby agrees to pay to the Lender such additional amount or amounts as will compensate the Lender for such increased cost or reduction.

                 (b)         In addition to any amounts payable pursuant to
Section 3.7(a) above, if the Lender shall have determined that the applicability of any law, rule, regulation or guideline adopted pursuant to or arising out of the July 1988 report of the Basle Committee on Banking Regulations and Supervisory Practices entitled "International Convergence of Capital Measurement and Capital Standards," or the adoption after the date hereof of any other law, rule, regulation or guideline regarding capital adequacy, or any change in any of the foregoing or in the enforcement or interpretation or administration of any of the foregoing by any court or any central bank or other Governmental Authority, charged with the enforcement or interpretation or administration thereof, or compliance by the Lender (or any lending office of the Lender) or the Lender's holding company with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on the Lender's capital or on the capital of the Lender's holding company, if any, as a consequence of its making or maintaining any Loan, or its incurring any obligations under this Agreement to a level below that which the Lender or the Lender's holding company could have achieved but for such applicability, adoption, change or compliance (taking into consideration the Lender's policies and the policies of the Lender's holding company with respect to capital adequacy) by an amount deemed by the Lender to be material, then, upon demand by the Lender, the Borrower hereby agrees to pay to the Lender from time to time such additional amount or amounts as will compensate the Lender or the Lender's holding company for any such reduction suffered.

                 3.8         INDEMNITY.   Borrower hereby indemnifies and
agrees to hold harmless the Lender from and against any and all losses or expenses which it may sustain or incur as a consequence of failure by Borrower to consummate any notice of prepayment, borrowing, Conversion or Continuation made by Borrower, including, without limitation, any such loss or expense arising from interest or fees payable by the Lender to lenders of funds obtained by it in order to maintain any Eurodollar Loan. Borrower hereby further indemnifies and agrees to hold harmless the Lender from and against any and all losses or expenses which it may sustain or incur as a consequence of prepayment of any Eurodollar Loan on other than the last day of the Interest Period for such Loan (including, without limitation, any prepayment pursuant to Sections 2.9, 3.6 and 3.10 hereof). Borrower's obligations under this Section shall survive the termination of this Agreement and the repayment of the Obligations.

                 3.9 NOTICE OF AMOUNTS PAYABLE TO LENDER. If the Lender shall seek payment of any amounts from Borrower pursuant to Sections 2.8(b), or 3.8 hereof, it shall notify Borrower of the amount payable by Borrower to the Lender thereunder. A certificate of the Lender seeking payment pursuant to Sections 2.8(b), 3.7 or 3.8 hereof, setting forth in reasonable detail the factual basis for and the computation of the amounts specified, shall be conclusive and binding on all parties for all purposes, absent manifest error, as to the amounts owed. Borrower's obligations under this Section shall survive the termination of this Agreement and the repayment of the Obligations.

                 3.10        INTEREST SAVINGS CLAUSE.   Nothing contained in
this Agreement or in the Notes or in any of the other Loan Documents shall be construed to permit the Lender to receive at any time interest, fees or other charges in excess of the amounts which the Lender is legally entitled to charge and receive under any law to which such interest, fees or charges are subject. In no contingency or event whatsoever shall the compensation payable to the Lender by Borrower, howsoever characterized or computed, hereunder or under either of the Notes or under any other agreement or instrument evidencing or relating to the Obligations, exceed the highest rate permissible under any law to which such compensation is subject. There is no intention that the Lender shall contract for, charge or receive compensation in excess of the highest lawful rate, and, in the event it should be determined that any excess has been charged or received, then, ipso facto, such rate shall be reduced to the highest lawful rate so that no amounts shall be charged which are in excess thereof; and the Lender shall apply such excess against the Loans then outstanding (with such application being made first against the Base Rate Loans, to the extent thereof, second against the Eurodollar Loans, to the extent thereof, and then to any other Obligations hereunder) and, to the extent of any amounts remaining thereafter, refund such excess to Borrower.


                       4. SECURITY INTEREST - COLLATERAL

                 4.1 SECURITY INTEREST. As security for the Obligations, Borrower hereby grants to the Lender, a continuing, first priority Lien (except for Permitted Liens) on and security interest in and to the following described property of Borrower, whether now owned or existing or hereafter acquired or arising or in which Borrower now has or hereafter acquires any rights and wheresoever located (sometimes herein collectively referred to as "Collateral"):

                 (a)         Accounts;

                 (b)         Chattel Paper;

                 (c)         Contracts;

                 (d)         Documents;

                 (e)         Equipment;

                 (f)         General Intangibles;

                 (g)         Instruments;

                 (h)         Inventory;

                 (i) all monies, residues and property of any kind of Borrower now or at any time or times hereafter, in the possession or under the control of the Lender or an Affiliate of Lender or a bailee of the Lender or such Affiliate;

                 (j) all books and records (including, without limitation, customer lists, credit files, computer programs, print-outs and other computer materials and records) of Borrower pertaining to any of the foregoing;

                 (k) all accessions to, substitutions for and all replacements, products and Proceeds of the foregoing; and

                 (l)         any and all other property of Borrower.

         4.2     ADDITIONAL COLLATERAL.  As additional security for the
Obligations:

                 (a) Mortgage. Borrower shall convey a first priority security title in the Realty to the Lender pursuant to the Mortgage.

                 (b) Stock Pledge Agreement. Borrower shall execute and deliver a stock pledge agreement, substantially in the form of Exhibit D attached hereto (the "Stock Pledge Agreement"), in favor of Lender, pledging to Lender all of the issued and outstanding shares of Capital Stock of Subsidiaries (other than the Foreign Subsidiaries) and sixty-five percent (65%) of the issued and outstanding shares of the Foreign Subsidiaries.

                 (c) Copyrights. Lender's security interest in Borrower's Copyrights shall be further evidenced by a separate security agreement, substantially in the form of Exhibit E attached hereto (the "Copyright Security Agreement"). Lender's rights granted therein shall be in addition to, and not at the exclusion of or derogation of, the rights granted Lender in this Agreement.

                 (d) Trademarks. Lender's security interest in Borrower's Trademarks shall be further evidenced by a separate security agreement, substantially in the form of Exhibit F attached hereto (the "Trademark Assignment"). Lender's rights granted therein shall be in addition to, and not at the exclusion of or derogation of, the rights granted Lender in this Agreement.

                 (e) Other Assignments and Documents. Borrower shall execute such assignments and other documents in connection therewith as Lender shall reasonably require.

         4.3 PERFECTION OF SECURITY INTEREST. Until the termination of this Agreement and the payment and satisfaction in full of all Obligations, whichever last occurs, the Lender's Lien in the Collateral, the Realty and all products and Proceeds thereof, shall continue in full force and effect. Borrower shall perform any and all steps reasonably requested by the Lender to perfect, maintain and protect the Lender's Lien in the Collateral and/or the Realty including, without limitation, executing and filing financing or continuation statements, or amendments thereof, in form and substance satisfactory to the Lender; delivering to the Lender upon the Lender's request therefor all Documents, Instruments or Chattel Paper included in the Collateral, the possession of which is necessary or appropriate to perfect the Lender's Liens therein; delivering to the Lender all letters of credit on which Borrower is named as a beneficiary; and using best efforts to obtain and deliver such consents and waivers from such landlords, developers or other Persons as the Lender may request. The Lender may file one or more financing statements disclosing the Lender's Liens under this Agreement or the Mortgage without Borrower's signature appearing thereon and Borrower shall pay the costs of, or incidental to, any recording or filing of any financing statements concerning the Collateral or the Realty. Borrower agrees that a carbon, photographic, photostatic, or other reproduction of this Agreement or of a financing statement is sufficient as a financing statement.

         4.4 RIGHT TO INSPECT; VERIFICATIONS. The Lender, or any person or persons designated by it so long as such person or persons executes a confidentiality agreement with the Borrower, in its sole discretion, shall have the right to call at any place of business or property location of Borrower or any of its Subsidiaries at any reasonable time during business hours, and, without hindrance or delay, to inspect the Collateral and/or the Realty and to inspect, audit, check and make extracts from the books, records, journals, orders, receipts and any correspondence and other data of Borrower or any of its Subsidiaries relating to the Collateral or the Realty, to the use of the proceeds of the Loans, to the business of such parties hereto or relating to any other matter required by the Lender and to discuss any of the foregoing with any of the employees, officers and directors of Borrower or any of its Subsidiaries and with the independent accountants for Borrower. Additionally, the Lender may, at any time and from time to time in its sole discretion, require Borrower to verify the individual Accounts immediately upon its request therefor.

         4.5     COPYRIGHT REGISTRATIONS.

         (a) Borrower shall, promptly after the creation of any new Work or upon the acquisition of any other Work, (i) register its Copyright in such Work with the Copyright Office or, if Borrower does not own the Copyright in such Work, cause the Copyright holder to register its Copyright in such Work with the Copyright Office and then register with the Copyright Office Borrower's Copyright license to publish, produce or reproduce such Work; and (iii) execute and record with the Copyright Office a security agreement, substantially in the form attached as Exhibit E hereto, granting to Lender a first priority Lien in the Copyright in such Work and in the Accounts, Inventory and other collateral arising from such Work.

         (b) Borrower hereby irrevocably designates, makes, constitutes and appoints the Lender (and all Persons designated by the Lender) as Borrower's true and lawful attorney-in-fact, authorized and empowered to take, in the name of Lender, the actions described in subsection (a) above upon the failure or refusal of Borrower to do so.


                       5.  REPRESENTATIONS AND WARRANTIES

         In order to induce the Lender to enter into this Agreement and to make Loans hereunder, Borrower hereby makes the following representations and warranties to the Lender, which shall be true and correct in all material respects on the date hereof and shall continue to be true and correct in all material respects at the time of the making of any Loan and until the Loans have been repaid in full:

                 5.1 CORPORATE EXISTENCE AND QUALIFICATION. Borrower is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and Borrower is duly qualified as a foreign corporation in good standing in the State of Alabama. Borrower is duly qualified as a foreign corporation in good standing in each other state wherein the conduct of its business or the ownership of its property requires such qualification except where the failure to maintain such qualification or good standing could not reasonably be expected to result in a Material Adverse Effect.

                 5.2         CORPORATE AUTHORITY; VALID AND BINDING EFFECT.
Borrower has the corporate power and authority to execute, deliver and perform under this Agreement and the other Loan Documents, and to borrow hereunder, and has taken all necessary and appropriate corporate action to authorize the execution, delivery and performance of this Agreement and such other Loan Documents. This Agreement and the other Loan Documents constitute the valid and legally binding obligations of Borrower, enforceable against Borrower in accordance with their respective terms; except that enforceability may be limited by bankruptcy, insolvency and other laws affecting creditor's rights generally and except that the availability of certain remedies may be limited by general principles of equity.

                 5.3 NO CONFLICT. The execution, delivery and performance by Borrower of this Agreement and the other Loan Documents (a) are not in contravention of any provisions of Applicable Law applicable to Borrower; (b) will not violate or result in a default under any agreement or indenture to which Borrower is a party or by which Borrower is bound; (c) do not contravene the Certificate of Incorporation or By-laws of Borrower; and (d) will not result in or require the creation or imposition of any Lien on any of the property or assets of Borrower or any of its Subsidiaries other than Liens in favor of the Lender created by this Agreement or the Loan Documents.

                 5.4 GOVERNMENTAL ACTION. The execution, delivery and performance of this Agreement and the other Loan Documents by Borrower do not require any registration with, consent or approval of, or any notice to, or other action to, with or by any Governmental Authority except (a) filings, consent or notices which have been obtained and a copy thereof furnished to the Lender; and (b) filings necessary to perfect the Liens granted by this Agreement and the Loan Documents.

                 5.5         NO LITIGATION.  Except as set forth on Schedule
5.5 hereto, there are no proceedings pending or threatened against the Borrower or any of its Subsidiaries before or by any court or administrative agency.

                 5.6 SOLVENCY. After giving effect to the execution and delivery of this Agreement, the Loan Documents, the consummation of the transactions contemplated hereby and thereby and the making of each Loan hereunder, Borrower is Solvent.

                 5.7 TAXES. Borrower and each of its Subsidiaries has filed all federal, state, local and foreign tax returns, reports and estimates which are required to be filed by it and all taxes (including penalties and interest, if any) shown on such returns, reports and estimates as being due and payable or which are otherwise due and payable have been fully paid. Such tax returns properly and correctly reflect the income and taxes of Borrower or such Subsidiary for the periods covered thereby. Borrower's federal tax identification number is set forth on Schedule 5.7 attached hereto.

                 5.8         FINANCIAL INFORMATION.

                 (a) The audited consolidated financial statements of Borrower and its consolidated Subsidiaries for the fiscal years ending December 31, 1994 and December 31, 1995 and the unaudited, interim consolidated financial statements of Borrower and its consolidated Subsidiaries for the five-month period ending May 31, 1996, including consolidated balance sheets, consolidated income statements and consolidated statements of cash flow, copies of which have been delivered by Borrower to the Lender, are true and correct in all material respects and contain no material misstatement or omission, and fairly present the consolidated financial position, assets and liabilities of Borrower and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of operations of Borrower and its consolidated Subsidiaries for the respective periods then ended, and as of the date thereof there were no liabilities of Borrower or its consolidated Subsidiaries, fixed or contingent, which are material that were not reflected in such financial statements.

                 (b) Since May 31, 1996, there has been no material adverse change in the consolidated assets, liabilities, financial position or results of operations of Borrower and its consolidated Subsidiaries, and neither Borrower nor any of its Subsidiaries have (i) incurred any obligation or liability, fixed or contingent, which would materially and adversely affect its business, operations, prospects or financial condition; (ii) incurred any Indebtedness or Capital Lease Obligations other than the Obligations; or (iii) Guaranteed the obligations of any other Person.

                 5.9         TITLE TO ASSETS.      Borrower has good and
marketable title to and has valid license rights to the Collateral as to which it is a licensee, leasehold title to the Collateral leased by it and ownership of the remaining Collateral, the Realty and all of its other assets, in each case free and clear of any and all Liens whatsoever except for Permitted Liens.

                 5.10 VIOLATIONS OF LAW. Neither Borrower nor any of its Subsidiaries is in violation of any applicable statute, rule, regulation or ordinance of any Governmental Authority, the violation of which might have a Material Adverse Effect.

                 5.11 ERISA. Except as disclosed on Schedule 5.11 attached hereto and incorporated herein by reference:

                 (a) Identification of Plans. Neither Borrower nor any ERISA Affiliate maintains or contributes to, or has maintained or contributed to, any Plan or Multiemployer Plan that is subject to regulation by Title IV of ERISA;

                 (b) Compliance. Each Plan has at all times been maintained, by its terms and in operation, in accordance with all Applicable Laws; except for such noncompliance (when taken as a whole) that will not have a Material Adverse Effect;

                 (c) Liabilities. Neither Borrower nor any ERISA Affiliate is currently or, to the best knowledge of Borrower or any ERISA Affiliate, will become subject to any liability (including withdrawal liability), tax or penalty whatsoever to any person whomsoever with respect to any Plan, including, but not limited to, any tax, penalty or liability arising under Title I or Title IV of ERISA or Chapter 43 of the Code, except such liabilities (when taken as a whole) as will not have a Material Adverse Effect;

                 (d) Funding. Each ERISA Affiliate has made full and timely payment of (i) all amounts required to be contributed under the terms of each Plan and Applicable Law and (ii) all material amounts required to be paid as expenses of each Plan. No Plan has any "amount of unfunded benefit liabilities" (as defined in Section 4001(a)(18) of ERISA); and

                 (e) Insolvency; Reorganization. No Plan is insolvent (within the meaning of Section 4245 of ERISA) or in reorganization (within the meaning of Section 4241 of ERISA).

                 5.12        ENVIRONMENTAL LAWS.

                 (a) Borrower and each of its Subsidiaries has obtained all permits, licenses and other authorizations, if any, which are required under Environmental Laws for the operation of Borrower's or such Subsidiary's business and Borrower and each of its Subsidiaries is in compliance with all terms and conditions of required permits, licenses and authorizations, and is also in compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, notifications, schedules and timetables contained in the Environmental Laws;

                 (b) Neither Borrower nor any of its Subsidiaries is aware of or has received notice of, the disposal or release or presence of Hazardous Substances on any of its properties, or of any past, present or future events, conditions, circumstances, activities, practices, incidents, actions or plans which may interfere with or prevent compliance or continued compliance on the part of Borrower or any such Subsidiary with Environmental Laws, or may give rise to any common law or legal liability, or otherwise form the basis of any claim, action, demand, suit, Lien, proceeding, hearing, study or investigation, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling, or the emission, discharge, release or threatened release into the environment, of any Hazardous Substance;

                 (c) All assets of Borrower and its Subsidiaries are free from Hazardous Substances except for Hazardous Substances used, maintained or handled by Borrower or such Subsidiary in the ordinary course of business and the use and disposal of any and all such Hazardous Substances is effected by Borrower or such Subsidiary in compliance with all applicable Environmental Laws; and

                 (d) There is not pending or threatened against the Borrower or any of its Subsidiaries and Borrower knows no facts or circumstances that might give rise to, any civil, criminal or administrative action, suit, demand, claim, hearing, notice or demand letter, notice of violation, environmental Lien, investigation, or proceeding relating in any way to Environmental Laws.

                 5.13 MARGIN STOCK. Neither Borrower nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for buying or carrying Margin Stock, and no part of the proceeds of any Loan shall be used to purchase or carry Margin Stock.

                 5.14 NO DEFAULT. Giving effect to this Agreement and the initial Loans made hereunder, neither Borrower nor any of its Subsidiaries is in default with respect to (a) any note, indenture, loan agreement, mortgage, lease, deed or other similar agreement relating to Indebtedness to which Borrower or such Subsidiary is a party or by which Borrower or such Subsidiary is bound or (b) any other instrument, document or agreement to which Borrower or any of its Subsidiaries is a party or by which Borrower or any of its Subsidiaries or any of their respective properties are bound, the default of which would have a Material Adverse Effect.

                 5.15        CHIEF EXECUTIVE OFFICE; COLLATERAL LOCATIONS.
Borrower's and each of its Subsidiaries' principal place of business, chief executive office and location of its books and records is set forth on Schedule
5.15 attached hereto and neither Borrower, any of its Subsidiaries nor any of their respective predecessors has had any other chief executive office or principal place of business except as set forth on Schedule 5.15 during the five (5) years immediately preceding the date hereof. Schedule 5.15 attached hereto and incorporated herein by reference sets forth a true, correct and complete list of all places of business and all locations at which any Collateral is located.

                 5.16 CORPORATE AND TRADE OR FICTITIOUS NAMES. Except as set forth on Schedule 5.16 hereof, during the five (5) years immediately preceding the date of this Agreement, neither Borrower, any of its Subsidiaries, nor any of their respective predecessors has been known as or used any corporate, trade or fictitious name other than its current corporate or individual name as such name is set forth in this Agreement.

                 5.17 ACCOUNTS. With regard to each Account now or hereafter shown on any schedule or aging of Accounts provided to the Lender hereunder:

                 (a) Such Account arises or will arise under a contract between the Borrower and an Account Debtor in each case providing for the bona fide sale of goods or performance of services by Borrower in the ordinary course of its business for or on behalf of the Account Debtor except to the extent otherwise expressly indicated on such schedule or aging of accounts;

                 (b) Borrower has made delivery of the goods or has rendered the services ordered to which such Account relates and the Account Debtor has accepted such goods and/or services except to the extent otherwise expressly indicated on such schedule or aging of accounts;

                 (c) Except to the extent otherwise expressly indicated on such schedule or aging of accounts, the amount of the face value of such Accounts is actually and absolutely owing to Borrower, is not contingent for any bona fide reason known to Borrower, and there are no setoffs, counterclaims, disputes or deductions existing or asserted with respect thereto (except to the extent, if any, that such Account Debtor(s) may be entitled to normal trade discounts, warranties, adjustments, returns and allowances);

                 (d) Borrower will have preserved and will continue to preserve any Liens and any rights to Liens available by virtue of the sales giving rise to such Account;

                 (e) Such Account is free and clear of all Liens other than Permitted Liens; and

                 (f) Borrower has full right, power and authority to collaterally assign such Account.

                 5.18 ADEQUACY OF INTANGIBLE ASSETS. Borrower and each of its Subsidiaries possesses all intellectual property licenses, patents, patent applications, Copyrights, Trademarks, Trademark Licenses, trademark applications, and trade names and all governmental registrations and licenses reasonably necessary to continue to conduct its business as heretofore conducted by it and all such intellectual property licenses, patents, patent applications, copyrights, Trademarks, Trademark Licenses, trademark applications, trade names, licenses and registrations which have been registered with any Governmental Authority are listed on Schedule 5.18 hereto.

                 5.19 EQUIPMENT. The Equipment is and shall remain in good condition, normal wear and tear excepted, meets all standards imposed by any Governmental Authority having regulatory authority over such Equipment and its use and is currently usable in the normal course of Borrower's business.

                 5.20 INVENTORY. The Inventory is and shall remain in good condition, meets all standards imposed by any Governmental Authority having regulatory authority over such goods, their use and/or sale, is either currently usable or currently saleable in the normal course of Borrower's business and is not subject to any output contract or similar agreement between Borrower and any other Person.

                 5.21 INVESTMENTS. Except as set forth on Schedule 5.21 hereto or permitted by Section 7.5 hereof, Borrower has no Subsidiaries nor any interest in any partnership or joint venture with or Investment in any Person.

                 5.22 INDEBTEDNESS. Schedule 5.22 hereto is a complete and correct list, as of the date of this Agreement, of each credit agreement, loan agreement, indenture, note purchase agreement, guarantee, Interest Hedge Agreement or other arrangement providing for or otherwise relating to any Indebtedness to, or guarantee by, Borrower or any of its Subsidiaries and the aggregate principal or face amount outstanding as of the date hereof or which may become outstanding under each such arrangement is correctly described in said Schedule.

                 5.23 EXISTING LIENS. Schedule 5.23 hereto is a complete and correct list, as of the date of this Agreement, of each Lien existing on the date hereof securing Indebtedness and the aggregate principal amount of Indebtedness secured by each such Lien is correctly described in such
Schedule 5.23.

                 5.24 TRADE RELATIONS. There exists no actual nor, to the best of Borrower's knowledge, threatened limitation of the business relationship of Borrower or any of its Subsidiaries with any material customer, supplier, landlord or with any company whose contracts or projected contracts with Borrower or such Subsidiary could be material to the operations of Borrower or such Subsidiary; and there exists no condition or state of facts or circumstances which could have a Material Adverse Effect on Borrower or any of its Subsidiaries or prevent Borrower or any of its Subsidiaries from conducting its business after the consummation of the transactions contemplated by this Agreement as such business is conducted and other information furnished to Lender by Borrower or such Subsidiary.

                 5.25        BROKER'S OR FINDER'S FEES.  Except as set forth on
Schedule 5.25 no broker's or finder's fees or commissions have been incurred or will be payable by the Borrower or any of its Subsidiaries to any Person in connection with the transactions contemplated by this Agreement.

                 5.26 SECURITY INTEREST. This Agreement creates a valid Lien on the Collateral securing payment of the Obligations, subject only to Permitted Liens, and all filings and other actions necessary or desirable to perfect and protect such Lien have been taken, and the Lender has a valid and perfected first priority Lien in the Collateral subject only to Permitted Liens.

                 5.27 REGULATORY MATTERS. Neither Borrower nor any of its Subsidiaries is subject to regulation under the Investment Company Act of 1940, as amended, the Public Utility Holding Company Act of 1935, as amended, the Federal Power Act, the Interstate Commerce Act or any other federal or state statute or regulation which limits its ability to incur indebtedness or its ability to consummate the transactions contemplated hereby.

                 5.28 DISCLOSURE. Neither this Agreement nor any other instrument, document, agreement, financial statement or certificate furnished to the Lender by or on behalf of Borrower or any of its Subsidiaries in connection herewith contains an untrue statement of a material fact or omits to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading or omits to state any fact which may in the future have a Material Adverse Effect.

                 5.29 BURDENSOME RESTRICTIONS. Neither any contract, lease, indenture, agreement or other instrument, or corporate restriction, judgment, decree, or order to which Borrower or any of its Subsidiaries is a party or by which Borrower or any of its Subsidiaries is bound, nor any provision of Applicable Law, has or can reasonably be expected to have a Material Adverse Effect.

                 5.30 INTEGRITY MUSIC. Integrity Music is a shell company with no assets other than the rights to its name and miscellaneous corporate records and Integrity Music does not now engage and has not in the past engaged in any business activity.


                            6. AFFIRMATIVE COVENANTS

         Borrower hereby covenants to the Lender that from and after the date hereof, and until the termination of this Agreement, the payment and satisfaction in full of the Obligations, unless the Lender otherwise consents in writing, Borrower will, and will cause each of its Subsidiaries to:

                 6.1 RECORDS RESPECTING COLLATERAL; LOCKBOX OR BLOCKED ACCOUNT ARRANGEMENT. Keep all records with respect to the Collateral and Realty at the offices set forth on Schedule 5.15 hereof and not remove such records from such addresses without the prior written consent of the Lender and, upon request of the Lender after the occurrence of an Event of Default, enter into such lockbox or blocked account arrangement with respect to collection of the Accounts and execute and deliver such documents in connection therewith as the Lender may reasonably require.

                 6.2 REPORTING REQUIREMENTS. Furnish or cause to be furnished to the Lender:

                 (a) As soon as practicable, and in any event within 30 days after the end of each month, interim unaudited financial statements of Borrower and its consolidated Subsidiaries, prepared on a consolidated basis for Borrower and its consolidated Subsidiaries, including a balance sheet, income statements and statements of cash flow, for the month and year-to-date period then ended, prepared in accordance with GAAP and certified as to truth and accuracy thereof by the chief financial officer of Borrower;

                 (b) As soon as available, and in any event within 90 days after the end of each fiscal year of Borrower, audited consolidated annual financial statements of Borrower and its consolidated Subsidiaries, including consolidated balance sheets, consolidated income statements and consolidated statements of cash flow for the fiscal year then ended, prepared in accordance with GAAP, in comparative form and accompanied by the unqualified opinion of a nationally recognized firm of independent certified public accountants retained by Borrower and acceptable to the Lender;

                 (c) Together with the annual financial statements referred to in clause (b) above, a statement from such independent certified public accountants that, in making their examination of such financial statements, they obtained no knowledge of any Default or Event of Default or, in lieu thereof, a statement specifying the nature and period of existence of any such Default or Event of Default disclosed by their examination;

                 (d) Together with the annual financial statements referred to in clause (b) above and within thirty (30) days of the end of each quarter, a compliance certificate of the chief financial officer of Borrower, in substantially the forms of Exhibit G hereto (the "Compliance Certificate"), setting forth the calculations for determining compliance with the financial covenants set forth in Article 8 hereof and certifying that such calculations are true and accurate and that, to the best of his knowledge, no Default or Event of Default has occurred and is continuing or, if a Default or Event of Default has occurred and is continuing, a statement as to the nature thereof and the action which is proposed to be taken with respect thereto;

                 (e) As soon as available, and in any event within twenty (20) days after the end of each month, (i) a borrowing base certificate, in substantially the form of Exhibit H attached hereto (a "Borrowing Base Certificate"), updating the Eligible Accounts and Eligible Inventory of Borrower as of the end of the immediately preceding month and signed by an officer of Borrower reasonably satisfactory to the Lender; and (ii) an accounts receivable aging, showing in summary form the aggregate dollar value of the Accounts and indicating the aggregate value of the Accounts that are past due and whether such Accounts are thirty (30), sixty (60) or ninety (90) or more days past due and containing such other information regarding such Accounts as the Lender may request, all as of the last day of the preceding month;

                 (f) Not later than February 1 and August 1 of each year, commencing February 1, 1997, an amendment to the Copyright Security Agreement containing a true and complete listing of all Works Borrower has created and/or licensed since the effective date of the last amendment delivered pursuant to this Subsection 6.2(f) (or, in the case of the initial such amendment, since the date hereof), substantially in the form of Exhibit A of Exhibit E attached hereto ("Copyright Amendment"), together with evidence showing that Borrower's and Lender's interest therein has been registered and/or perfected pursuant to
Section 4.5 hereof;

                 (g) Promptly after the sending or filing thereof, as the case may be, copies of any definitive proxy statements, financial statements or reports which Borrower sends to its shareholders and copies of any regular periodic and special reports or registration statements which Borrower files with the Securities and Exchange Commission (or any Governmental Authority substituted therefor), including, but not limited to, all Form 10-K and Form 10-Q reports, if any, or any report or registration statement which Borrower files with any national securities exchange;

                 (h) At least fifteen (15) Business Days prior to the time any consent by the Lender will be necessary, Borrower shall furnish to the Lender all pertinent information regarding any proposed Acquisition by Borrower to which the consent of the Lender is required hereunder which is reasonably necessary or appropriate to permit the Lender to evaluate such Acquisition in a manner consistent with prudent banking standards; and

                 (i) Such other information reasonably available to Borrower respecting the condition or operations, financial or otherwise, of Borrower and its Subsidiaries as the Lender may from time to time reasonably request.

                 6.3 TAX RETURNS. File all federal, state and local tax returns and other reports that Borrower or such Subsidiary is required by law to file, maintain adequate reserves for the payment of all taxes, assessments, governmental charges and levies imposed upon its income, or its profits, or upon any property belonging to it, and pay and discharge all such taxes, assessments, governmental charges and levies prior to the date on which penalties attach thereto, except where the same may be contested in good faith by appropriate proceedings and for which adequate reserves have been established.

                 6.4 COMPLIANCE WITH LAWS. Comply with all laws, statutes, rules, regulations and ordinances of any Governmental Authority applicable to Borrower or any such Subsidiary, including, without limitation, any such laws, statutes, rules, regulations or ordinances regarding the collection, payment, and deposit of employees' income, unemployment, and Social Security taxes and with respect to pension liabilities, the violation of which might have a Material Adverse Effect.

                 6.5 ENVIRONMENTAL LAWS. Comply in all material respects with all Environmental Laws and, in the event of any "release" or "threatened release" of any Hazardous Substance onto, at or under the property of any Borrower or any of its Subsidiaries which requires or may require notification, response, assessment, investigation or remedial action pursuant to any Environmental Law, notify the Lender and all appropriate Governmental Authorities thereof, and proceed with due diligence and, at the cost and expense of Borrower or such Subsidiary, to respond appropriately, in accordance with all requirements of the Environmental Laws.

                 6.6 ERISA. Borrower will, and will cause each ERISA affiliate to:

                 (a) At all times make prompt payment of contributions required to meet the minimum funding standards set forth in Sections 302 and 305 of ERISA with respect to each Plan and otherwise comply with ERISA and all rules and regulations promulgated thereunder;

                 (b) Promptly after the occurrence thereof with respect to any Plan, or any trust established thereunder, notify the Lender of (i) a "reportable event" described in Section 4043 of ERISA and the regulations issued from time to time thereunder (other than a "reportable event" not subject to the provisions for 30-day notice to the PBGC under such regulations), or (ii) any other event which could subject Borrower or any ERISA Affiliate to any material tax, penalty or liability under Title I or Title IV of ERISA or Chapter 43 of the Code;

                 (c) At the same time and in the same manner as such notice must be provided to the PBGC, or to a Plan participant, beneficiary or alternative payee, give the Lender any notice required under Section 101(d), 302(f)(4), 303, 307, 4041(b)(1)(A) or 4041(c)(1)(A) of ERISA or under Section
401(a)(29) or 412 of the Code with respect to any Plan;

                 (d) Furnish to the Lender, promptly upon the request of the Lender, (i) true and complete copies of any and all documents, government reports and determination or opinion letters for any Plan; and (ii) a current statement of withdrawal liability, if any, for each Multiemployer Plan; and

                 (e) Furnish to the Lender, promptly upon the request of the Lender therefor, such additional information concerning any Plan as may be reasonably requested.

                 6.7 BOOKS AND RECORDS. Keep adequate records and books of account with respect to its business activities in which proper entries are made in accordance with GAAP reflecting all its financial transactions.

                 6.8 NOTIFICATIONS TO THE LENDER. Notify the Lender immediately by telephone (with each such notice to be confirmed in writing within three (3) Business Days): (a) upon Borrower's learning thereof, of any litigation affecting Borrower or any of its Subsidiaries claiming damages of $100,000 or more, individually or when aggregated with other litigation pending against Borrower or its Subsidiaries, whether or not covered by insurance, and of the threat or institution of any suit or administrative proceeding against Borrower or any of its Subsidiaries which, if adversely determined, might have a Material Adverse Effect, and establish such reasonable reserves with respect thereto as the Lender may request in accordance with GAAP; (b) upon occurrence thereof, of any Default or Event of Default hereunder; (c) upon occurrence thereof, of any event or condition which could reasonable be expected to have a Material Adverse Effect; and (d) upon the occurrence thereof, of Borrower's or any of its Subsidiaries' default under (i) any note, indenture, loan agreement, mortgage, lease, deed or other similar agreement relating to any indebtedness of Borrower or such Subsidiary or (ii) any other instrument, document or agreement to which Borrower or any of its Subsidiaries is a party or by which Borrower or any of its Subsidiaries or any of their respective properties is bound, the default of which could have a Material Adverse Effect.

                 6.9         INSURANCE.

                 (a) Keep all of its property insured by insurance companies (i) acceptable to the Lender; and (ii) licensed to do business in all jurisdictions in which the Collateral is located against loss or damage by fire or other risk usually insured against under extended coverage endorsement and theft, burglary, and pilferage, together with such other hazards as the Lender may reasonably from time to time request, in amounts satisfactory to the Lender and naming Lender as loss payee thereon pursuant to a lender's loss payee clause satisfactory to the Lender;

                 (b) Maintain at all times liability insurance coverage against such risks and in such amounts as are customarily maintained by others in similar businesses, such insurance to be carried by insurance companies (i) acceptable to the Lender and (ii) licensed to do business in the State of Delaware and in other states in which Borrower and its Subsidiaries conduct business; and

                 (c) Deliver certificates of insurance for such policy or policies to the Lender, containing endorsements, in form satisfactory to the Lender, providing that the insurance shall not be cancelable, except upon thirty (30) days' prior written notice to the Lender. In the event of any termination or notice of non-payment by any insurer with respect to any policy or any lapse in the coverage thereunder, the Borrower shall cause such insurer to give prompt written notice to Johanna Connor, Senior Vice President, Creditanstalt Corporate Finance, Inc., 245 Park Avenue, New York, New York 10167 of the occurrence of such termination, nonpayment or lapse.

                 6.10 MAINTENANCE OF INTELLECTUAL PROPERTY. Keep all General Intangibles in full force and effect except for immaterial General Intangibles allowed to lapse by Borrower in the ordinary course of its business and any other General Intangible for which Borrower has obtained a substantially similar substitution or the lapse of which, because of such substitution, will not have a Material Adverse Effect on the business or operations of Borrower, as the case may be, and maintain all of its other property necessary or useful in the proper conduct of its business in good working condition, ordinary wear and tear excepted.

                 6.11 PRESERVATION OF CORPORATE EXISTENCE. Preserve and maintain its corporate existence, rights, franchises and privileges in the jurisdiction of its incorporation, qualify and remain qualified as a foreign corporation in the State of Alabama and qualify and remain qualified as a foreign corporation in each other jurisdiction in which such qualification is necessary in view of its business and operations or the ownership of its properties except where the failure to maintain such qualification or good standing could not reasonably be expected to result in a Material Adverse Effect.

                 6.12 EQUIPMENT. Keep and maintain the Equipment in good operating condition, reasonable wear and tear excepted, repair and make all necessary replacements, renewals, additions or improvements thereto so that the value and operating efficiency thereof shall at all times be maintained and preserved and not permit any item of Equipment to become a fixture to real estate (other than the Realty) or accession to other personal property unless the Lender has a first priority Lien on such real estate or other personal property. Borrower shall, immediately on demand therefor by the Lender, deliver to the Lender any and all existing evidence of ownership of any of the Equipment (including, without limitation, certificates of title and applications for title, together with any necessary applications to have the Lender's Lien noted thereon, in the case of vehicles).

                 6.13 OTHER INDEBTEDNESS. Maintain all of its Indebtedness in whatsoever manner incurred, including, but not limited to, Indebtedness for borrowed money or for services or goods purchased, in a current status.

                 6.14 ADDITIONAL DOCUMENTATION. Promptly upon the request of Lender, cause Integrity Music to execute and deliver to Lender a guaranty of the Obligations and a security agreement granting to lender a Lien on substantially all of its assets as security for the Obligations.


                             7. NEGATIVE COVENANTS

         Borrower hereby covenants with the Lender that from and after the date hereof and until the termination of this Agreement and the payment and satisfaction in full of the Obligations, whichever last occurs, it will not, nor will it permit any of its Subsidiaries to, without the prior written consent of the Lender:

                 7.1 LIENS. Create, incur, assume, or suffer to exist any Lien of any kind in any of the Collateral, the Realty or its other assets other than Permitted Liens.

                 7.2 INDEBTEDNESS. Incur, assume, or suffer to exist any Indebtedness except for (a) the Obligations; (b) Indebtedness listed on
Schedule 5.22; (c) purchase money Indebtedness up to Five Hundred Thousand Dollars ($500,000) at any time outstanding; (d) Indebtedness of Persons which become Subsidiaries of the Company after the date hereof up to Five Hundred Thousand Dollars ($500,000), provided that such Indebtedness is in existence at the time the respective Persons become Subsidiaries of the Company and was not incurred or created in anticipation thereof; (e) unsecured Indebtedness up to Two Hundred and Fifty Thousand Dollars ($250,000) at any time outstanding.

                 7.3 ASSET SALES. Sell, lease, transfer or otherwise dispose of any or all of the Collateral, the Realty or any interest therein or any of their other assets other than (a) the sale of Inventory in the ordinary course of business; (b) the sale of other assets no longer used or usable in the business of Borrower or such Subsidiary and which have a value which does not exceed Two Hundred and Fifty Thousand Dollars ($250,000) in the aggregate for all such assets so sold; and (c) transfer of assets as a part of any Investment permitted by Section 7.5(a) hereof.

                 7.4 GUARANTIES. Guarantee the obligations of any other Person except by endorsement of negotiable instruments for deposit or collection and similar transactions in the ordinary course of business.

                 7.5 INVESTMENTS AND ACQUISITIONS. Create any Subsidiaries after the date hereof or make any Investment or Acquisition, or agreement for Investment or Acquisition in any Person, including, but not limited to, by way of transfer of property, contributions to capital, purchases of shares, securities or evidences of indebtedness, acquisitions of businesses or of a substantial portion of the assets of any business or otherwise, except for (a) the Investment, in a an aggregate amount not to exceed $850,000, in a joint venture with Word Incorporated ("Word") to develop a new hymnal (the "Hymnal JV"); provided that (i) such Investment is made not later than March 31, 1997 and (ii) not later than thirty (30) days after the date of each such Investment or March 31, 1997, whichever is earlier, Word shall have paid to Borrower, or the Hymnal JV shall have distributed to Borrower from funds contributed by Word, an amount equal to fifty percent (50%) of the amount of such Investment; (b) loans to the Hymnal JV in an aggregate amount not to exceed $600,000 provided that (i) such loan bears interest at a market interest rate and (ii) such loans are due and payable in full not later than December 31, 1997; and (c) Acquisitions of the assets of any Person engaged in the business of Christian music publishing or production or other Christian lifestyle products for an aggregate purchase price (in cash, stock or other assets, with stock or assets being valued at the fair market value thereof) not in excess of One Million Dollars ($1,000,000) for any single Acquisition or related series of Acquisitions.

                 7.6         PROHIBITION OF FUNDAMENTAL CHANGES.    Enter into
any transaction of merger or consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution) or make any substantial change in the basic type of business conducted by Borrower or any Subsidiary of Borrower as of the date hereof except that:

                 (a) any Subsidiary of Borrower may be merged or consolidated with or into: (i) Borrower if Borrower shall be the continuing or surviving corporation or (ii) any other such Subsidiary; provided that if any such transaction shall be between a Subsidiary and a wholly-owned Subsidiary, the wholly-owned Subsidiary shall be the continuing or surviving corporation;

                 (b) any wholly-owned Subsidiary of Borrower may be dissolved into its parent corporation.

                 7.7 ISSUANCE OF STOCK. Issue any shares of Capital Stock or other ownership interests in Borrower or any of its Subsidiaries, except that Borrower may issue shares of the classes of common stock of Borrower currently authorized by the Articles of Incorporation of Borrower.

                 7.8 FISCAL YEAR. Change its fiscal year end from December 31.

                 7.9 ERISA. Take, or fail to take, or permit any ERISA Affiliate to take, or fail to take, any action with respect to a Plan including, but not limited to, (a) amending any Plan, (b) terminating or withdrawing from any Plan, or (c) incurring an amount of unfunded benefit liabilities, as defined in Section 4001(a)(18) of ERISA, where such action or failure could have a Material Adverse Effect, result in a Lien on the property of Borrower and its Subsidiaries or require Borrower or any of its Subsidiaries to provide any security.

                 7.10 RELOCATIONS; USE OF NAME. Relocate its executive offices, open new places of business or relocate existing places of business; maintain any Collateral or records with respect to Collateral or the Realty at any other locations than those locations presently kept or maintained, as set forth on Schedule 5.15 hereto; or use any corporate name (other than its own) or any fictitious name except "Integrity Music" and "Integrity Direct", in each case, except upon thirty (30) days prior written notice to the Lender and after the delivery to the Lender of financing statements, if required by the Lender, in form satisfactory to the Lender.

                 7.11 ARM'S-LENGTH TRANSACTIONS. Enter into any transaction, including, without limitation, the purchase, sale or exchange of property or the rendering of any service or the payment of management or other service fees, with any Affiliate except in the ordinary course of and pursuant to the reasonable requirements of such Borrower's or such Subsidiary's business and upon fair and reasonable terms which are fully disclosed to the Lender in writing and which are no less favorable to Borrower than those which would prevail in a comparable arm's-length transaction with a Person not an Affiliate.

                 7.12        INTEGRITY MUSIC.      Permit Integrity Music to
own or hold any assets other than the assets described in Section 5.30 hereto or to conduct any business.


                             8. FINANCIAL COVENANTS

         Borrower hereby covenants with the Lender that from and after the date hereof and until the termination of the Commitment and the payment and satisfaction in full of the Obligations, whichever last occurs, unless the Lender otherwise consents in writing:

                 8.1 NET WORTH. Borrower and its consolidated Subsidiaries shall maintain at all times during the applicable periods set forth below, a Net Worth, on a consolidated basis, of not less than the amount set forth opposite each such applicable period:

         APPLICABLE PERIOD                                  AMOUNT
         -----------------                                  ------
         07/01/96 - 11/30/96                                $11,500,000
         12/01/96 - 12/31/96                                $12,000,000
         01/01/97 - 12/31/97                                $13,000,000
         01/01/98 - 12/31/98                                $15,000,000
         01/01/99 - 12/31/99                                $17,000,000
         01/01/00 - 12/31/00                                $19,000,000
         At all times thereafter                            $20,000,000

                 8.2 CASH FLOW. Borrower and its Subsidiaries shall maintain at all times during the applicable periods set forth below, for such fiscal quarter, in the case of each fiscal quarter ending on or prior to March 31, 1997, and for the four fiscal quarter period then ended, for each fiscal quarter thereafter, a Cash Flow of not less than the amount set forth opposite each such applicable period:

         APPLICABLE PERIOD                                  AMOUNT
         -----------------                                  ------
         07/01/96 - 03/31/97                                $1,000,000
         04/01/97 - 06/30/97                                $5,250,000
         07/01/97 - 12/31/97                                $5,500,000
         01/01/98 - 06/30/98                                $6,000,000
         07/01/98 - 12/31/98                                $6,500,000
         01/01/99 - 12/31/99                                $7,000,000
         At all times thereafter                            $7,500,000

                 8.3 LEVERAGE RATIO. Borrower and its consolidated Subsidiaries shall maintain, on a consolidated basis, as of the end of each fiscal quarter of Borrower during the applicable periods set forth below a Leverage Ratio for each such quarter of not greater than the ratio set forth below opposite the applicable period during which such quarter occurs:

         APPLICABLE PERIOD                                  RATIO
         -----------------                                  -----
         07/01/96 - 12/31/96                                1.7:1.0
         01/01/97 - 06/30/97                                1.5:1.0
         07/01/97 - 12/31/97                                1.4:1.0
         01/01/98 - 06/30/98                                1.3:1.0
         07/01/98 - 12/31/98                                1.2:1.0
         01/01/99 - 06/30/99                                1.1:1.0
         At all times thereafter                            1.0:1.0

                 8.4 INTEREST COVERAGE RATIO. Borrower and its consolidated Subsidiaries shall maintain, on a consolidated basis, as of the end of each fiscal quarter of Borrower during the applicable periods set forth below, an Interest Coverage Ratio for the four fiscal quarters then ending of not less than the ratio set forth below opposite each such applicable period:

         APPLICABLE PERIOD                                  RATIO
         -----------------                                  -----
         07/01/96 - 9/31/96                                 4.00:1.00
         10/01/96 - 12/31/96                                3.75:1.00
         01/01/97 - 12/31/97                                3.50:1.00
         At all times thereafter                            4.00:1.00

                 8.5 FIXED CHARGE COVERAGE RATIO. Borrower and its consolidated Subsidiaries shall maintain, on a consolidated basis, as of the end of each fiscal quarter of

Borrower during the applicable period set forth below, for such fiscal quarter, in the case of each fiscal quarter ending on or prior to March 31, 1997, and for the four fiscal quarter period then ended, as of the end of each fiscal quarter thereafter, a Fixed Charge Ratio of not less than the ratio set forth opposite each such applicable period:

         APPLICABLE PERIOD                                  RATIO
         -----------------                                  -----
         07/01/96 - 09/30/96                                0.75:1.00
         10/01/96 - 12/31/97                                1.00:1.00
         01/01/98 - 12/31/99                                1.10:1.00
         01/01/00 - 12/31/00                                1.20:1.00
         At all times thereafter                            1.25:1.00

                 8.6 DIVIDENDS. Neither Borrower nor any of its Subsidiaries shall declare or pay any dividends on, or make any distribution with respect to, the shares of any class of their Capital Stock, or purchase, redeem, acquire, defease or retire any shares of their Capital Stock, or take any action having an effect equivalent to the foregoing except that any Subsidiary of Borrower may declare and pay dividends to Borrower or to any wholly-owned Subsidiary of Borrower.



                              9. EVENTS OF DEFAULT

         The occurrence of any of the following events or conditions shall constitute an Event of Default hereunder:

                 9.1 OBLIGATIONS. Borrower shall fail to make (i) any payments of interest on any Loan or any other Obligation within five days of the date when the same becomes due and payable or (ii) any payments of principal on any Loan or any other Obligation when due.

                 9.2 MISREPRESENTATIONS. Borrower or any of its Subsidiaries shall make any representation or warranty in this Agreement or any of the other Loan Documents or in any certificate or statement furnished at any time hereunder or in connection with this Agreement or any of the other Loan Documents which proves to have been untrue or misleading when made or furnished and which continues to be untrue or misleading.

                 9.3 COVENANTS. Borrower or any of its Subsidiaries shall default in the observance or performance of any covenant applicable to Borrower or such Subsidiary under this Agreement or in any of the Loan Documents.

                 9.4 OTHER DEBTS. (a) Borrower or any of its Subsidiaries shall fail to pay any principal of or premium or interest on any of its Indebtedness when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace or cure period, if any, specified in the agreement, mortgage, indenture or instrument relating to such Indebtedness; or (b) any other event shall occur or condition shall exist under any agreement, mortgage, indenture or instrument relating to any such Indebtedness and shall continue after the applicable grace or cure period, if any, specified in such agreement, mortgage, indenture or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness; or (c) any such Indebtedness shall be accelerated or otherwise declared to be due and payable prior to the stated maturity thereof, or (d) any such Indebtedness shall be required to be prepaid (other than by a regularly scheduled required prepayment), redeemed, purchased or defeased, or an offer to repay, redeem, purchase or defease such Indebtedness shall be required to be made, in each case prior to the stated maturity thereof.

                 9.5 TAX LIEN. A notice of Lien, levy or assessment is filed of record with respect to all or any assets of Borrower or any of its Subsidiaries by the United States or any other Governmental Authority, including, without limitation, the PBGC, which adversely affects the priority of the Liens granted to the Lender hereunder or under any of the other Loan Documents except with respect to obligations or liabilities not exceeding One Hundred Thousand Dollars ($100,000) provided that such Lien, levy or assessment is released within 60 days of filing.

                 9.6 ERISA. The occurrence of any of the following events: (a) the happening of a Reportable Event with respect to any Plan; (b) the disqualification or involuntary termination of a Plan for any reason; (c) the voluntary termination of any Plan while such Plan has a funding deficiency (as determined under Section 412 of the Code); (d) the appointment of a trustee by an appropriate United States district court to administer any such Plan; (e) the institution of any proceedings by the PBGC to terminate any such Plan or to appoint a trustee to administer any such Plan; (f) the failure of Borrower to notify the Lender promptly upon receipt by Borrower or any of its ERISA Affiliates of any notice of the institution of any proceeding or other actions which may result in the termination of any such Plan, in each case giving rise to liability of Five Hundred Thousand Dollars ($500,000) or greater.

                 9.7 VOLUNTARY BANKRUPTCY. Borrower or any of its Subsidiaries shall: (a) file a voluntary petition or assignment in bankruptcy or a voluntary petition or assignment or answer seeking liquidation, reorganization, arrangement, readjustment of its debts, or any other relief under the Bankruptcy Code, or under any other act or law pertaining to insolvency or debtor relief, whether State, Federal, or foreign, now or hereafter existing; (b) enter into any agreement indicating consent to, approval of, or acquiescence in, any such petition or proceeding; (c) apply for or permit the appointment, by consent or acquiescence, of a receiver, custodian or trustee of itself or themselves or for all or a substantial part of its or their property; (d) make an assignment for the benefit of creditors; or (e) be unable or shall fail to pay its or their debts generally as such debts become due, admit in writing its or their inability or failure to pay its or their debts generally as such debts become due, or otherwise cease to be Solvent.

                 9.8 INVOLUNTARY BANKRUPTCY. There occurs (a) a filing or issuance against Borrower or any of its Subsidiaries an involuntary petition in bankruptcy or seeking liquidation of Borrower or such Subsidiary, reorganization, arrangement, readjustment of its or their debts or any other relief under the Bankruptcy Code, or under any other act or law pertaining to insolvency or debtor relief, whether State, Federal or foreign, now or hereafter existing; (b) the involuntary appointment of a receiver, liquidator, custodian or trustee of Borrower or any of its Subsidiaries or for all or a substantial part of its or their property; or (c) the issuance of a warrant of attachment, execution or similar process against all or any substantial part of the property of Borrower or any of its Subsidiaries.

                 9.9 SUSPENSION OF BUSINESS. The suspension of the transaction of the usual business of the Borrower or any of its Subsidiaries or the dissolution of the Borrower.

                 9.10 JUDGMENTS. Any judgment, decree or order for the payment of money which, when aggregated with all other judgments, decrees or orders for the payment of money pending against Borrower or any of its Subsidiaries exceeds the sum of One Hundred Thousand Dollars ($100,000) at any one time outstanding, shall be rendered against Borrower or any of its Subsidiaries and remain unsatisfied and in effect for a period of sixty (60) consecutive days or more without being vacated, discharged, satisfied or stayed or bonded pending appeal.

                 9.11 RICO. Borrower, any of its Subsidiaries, or any of their respective directors, shareholders or executive officers shall be indicted under the Racketeer Influenced and Corrupt Organizations Act of 1970 (18 U.S.C. Section 1961 et seq.) or the Lender otherwise reasonably believes in good faith that all or any portion of Borrower's or any of its Subsidiaries' assets are subject to forfeiture pursuant to Applicable Law.

                 9.12 FAILURE OF SECURITY. At any time (a) Liens in favor of the Lender contemplated by the Loan Documents shall, at any time, for any reason (except by reason of an affirmative act or omission of the Lender), be invalidated or otherwise cease to be in full force and effect; (b) such Liens shall be subordinated or shall not have the priority contemplated by this Agreement or the other Loan Documents; or (c) Borrower or other obligor under any such Loan Document seeks to repudiate its or his obligations thereunder.

                 9.13 GUARANTY. At any time, for any reason other than with the consent of the Lender, any guaranty of the Obligations ceases to be in full force and effect in any material respect or guarantor thereunder seeks to repudiate its obligations thereunder and the Liens intended to be created thereby or in connection therewith are, or such guarantor seeks to render such Liens, invalid and unperfected.

                 9.14        CHANGE OF CONTROL.  There occurs a Change of
Control.

                 9.15 MANAGEMENT. P. Michael Coleman ceases to be the chief executive officer of Borrower and the vacancy so created is not filled by another Person reasonably acceptable to Lender.


                                  10. REMEDIES

         Upon the occurrence or existence of any Event of Default, and during the continuation thereof, without prejudice to the rights of the Lender to enforce its claims against Borrower for damages for failure by Borrower to fulfill any of the obligations hereunder, the Lender shall have the following rights and remedies, in addition to any other rights and remedies available to the Lender at law, in equity or otherwise:

                 10.1 DEFAULT RATE. At the election of the Lender, evidenced by written notice to Borrower, the outstanding principal balance of the Obligations, and to the extent permitted by Applicable Law, accrued and unpaid interest thereon, shall bear interest at the Default Rate until paid in full or such Event of Default has been cured or waived.

                 10.2 TERMINATION; ACCELERATION OF THE OBLIGATIONS. In the event of an Event of Default set forth in Sections 9.7 or 9.8 hereof, the Commitment shall automatically and immediately terminate and in the event of any other Event of Default, the Lender, at its option, may terminate the Commitment, whereupon in either case all of the Obligations shall become immediately due and payable, without presentment, demand, protest, notice of non-payment or any other notice required by law relative thereto, all of which are hereby expressly waived by Borrower, anything contained herein to the contrary notwithstanding.

                 10.3 SET-OFF. The right of the Lender to set-off, without notice to Borrower or any of its Subsidiaries, any and all deposits at any time credited by or due from the Lender to Borrower or such Subsidiary, whether in a general or special, time or demand, final or provisional account or any other account or represented by a certificate of deposit and whether or not unmatured or contingent against any or all of the Obligations of Borrower or such Subsidiary, now existing or hereafter arising, whether or not the Lender shall have made any demand under this Agreement or any of the Loan Documents.

                 10.4 RIGHTS AND REMEDIES OF A SECURED PARTY. All of the rights and remedies of a secured party under the UCC or under other Applicable Law, all of which rights and remedies shall be cumulative, and none of which shall be exclusive, to the extent permitted by law, in addition to any other rights and remedies contained in this Agreement, and in any of the other Loan Documents.

                 10.5 TAKE POSSESSION OF COLLATERAL. The right of the Lender to (a) enter upon the premises of Borrower or any of its Subsidiaries, or any other place or places where the Collateral is located and kept, through self-help and without judicial process, without first obtaining a final judgment or giving Borrower or any of its Subsidiaries notice and opportunity for a hearing on the validity of the Lender's claim and without any obligation to pay rent to Borrower or any of its Subsidiaries, and remove the Collateral therefrom to the premises of Lender or any agent of Lender, for such time as Lender may desire, in order to effectively collect or liquidate the Collateral; and/or (b) require Borrower to assemble the Collateral and make it available to Lender at a place to be designated by the Lender, in its sole discretion.

                 10.6 SALE OF COLLATERAL. The right of the Lender to sell or to otherwise dispose of all or any of the Collateral, at public or private sale or sales, with such notice as may be required by law, in lots or in bulk, for cash or on credit, all as Lender, in its sole discretion, may deem advisable. Such sales may be adjourned from time to time with or without notice. Lender shall have the right to conduct such sales on the premises of Borrower or any of its Subsidiaries or elsewhere and shall have the right to use the premises of Borrower or any of its Subsidiaries, without charge for such sales for such time or times as the Lender may see fit. The Lender is hereby granted a license or other right to use, without charge, the labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks and advertising matter, or any property of a similar nature, whether owned by Borrower or with respect to which Borrower has rights under license, sublicense or other agreements, as it pertains to the Collateral, in preparing for sale (including, without limitation, finishing any unfinished Inventory of Borrower), advertising for sale and selling any Collateral and the rights of Borrower under all licenses and all franchise agreements shall inure to the benefit of the Lender. The Lender shall have the right to sell, lease or otherwise dispose of the Collateral, or any part thereof, for cash, credit or any combination thereof, and the Lender may purchase all or any part of the Collateral at public or, if permitted by law, private sale and, in lieu of actual payment of such purchase price, may set off the amount of such price against the Obligations. The proceeds realized from the sale of any Collateral shall be applied first to the costs, expenses and attorneys' fees and expenses incurred by Lender for collection and for acquisition, completion, protection, removal, storage, sale and delivery of the Collateral; second to interest due upon any of the Obligations; and third to the principal of the Obligations.
Any remaining proceeds shall be remitted to Borrower or other Person legally entitled thereto. If any deficiency shall arise, Borrower shall remain liable to the Lender therefor.

                 10.7 JUDICIAL PROCEEDINGS. The right to proceed by an action or actions at law or in equity to obtain possession of the Collateral, to recover the Obligations and amounts secured hereunder or to foreclose under this Agreement and sell the Collateral or any portion thereof, pursuant to a judgment or decree of a court or courts of competent jurisdiction, all without the necessity of posting any bond.

                 10.8 NOTICE. Any notice required to be given by Lender of a sale, lease, or other disposition of the Collateral or any other intended action by Lender, given to Borrower in the manner set forth in Section 12.7 below, at least ten (10) days prior to such proposed action, shall constitute commercially reasonable and fair notice thereof to Borrower.

                 10.9 APPOINTMENT OF LENDER AS BORROWER'S LAWFUL ATTORNEY. Borrower irrevocably designates, makes, constitutes and appoints the Lender (and all persons designated by the Lender) as the true and lawful attorney of Borrower and the Lender or the Lender's agent, may, without notice to Borrower and at such time or times following an Event of Default as the Lender or said agent, in its sole discretion, may determine, in the name of Borrower or in the Lender's name: (a) demand payment of the Accounts; (b) enforce payment of the Accounts, by legal proceedings or otherwise; (c) exercise all of the rights and remedies of Borrower with respect to the collection of the Accounts; (d) settle, adjust, compromise, extend or renew the Accounts; (e) settle, adjust or compromise any legal proceedings brought to collect the Accounts; (f) notify the postal authorities to change the address and delivery of mail addressed to Borrower to such address as the Lender may designate; (g) if permitted by Applicable Law, sell or assign the

Accounts upon such terms, for such amounts and at such time or times as the Lender deems advisable; (h) discharge and release the Accounts; (i) take control, in any manner, of any item of payment or proceeds on the Accounts; (j) prepare, file and sign the names of Borrower on a Proof of Claim in Bankruptcy or similar document against any Account Debtor; (k) prepare, file and sign the names of Borrower on any notice of Lien, assignment or satisfaction of Lien or similar document in connection with the Accounts; (l) do all acts and things necessary, in the Lender's sole discretion, to fulfill the obligations of Borrower under this Agreement; (m) endorse the name of Borrower upon any of the items of payment or proceeds on any Account, and deposit the same to the account of the Lender on account of the Obligations; (n) endorse the name of Borrower upon any chattel paper, document, instrument, invoice, freight bill, bill of lading or similar document or agreement relating to the Accounts or Inventory; (o) use the stationery of Borrower and sign the names of Borrower to verifications of the Accounts and notices thereof to Account Debtors; and (p) use the information recorded on or contained in any data processing equipment and computer hardware and software relating to the Accounts and Inventory to which Borrower has access.


                            11. CONDITIONS PRECEDENT

                 11.1        CONDITIONS PRECEDENT TO INITIAL LOAN.
Notwithstanding any other provision of this Agreement, it is understood and agreed that the Lender shall have no obligation to make the initial Loan hereunder unless and until the following conditions have been met, to the sole and complete satisfaction of Lender:

                 (a) Litigation. No action, suit, litigation, proceeding, investigation, regulation or legislation, including, but not limited to, any arising under the Environmental Laws, shall have been instituted, threatened or proposed before any court, governmental agency or legislative body which (i) seeks to enjoin, restrain, or prohibit, or to obtain substantial damages in respect of, or which is related to or arises out of this Agreement or the making of any Loan hereunder; or (ii) if decided adversely to Borrower or any of its Subsidiaries may result in a Material Adverse Effect.

                 (b) Refinancing. First Union and Whitney Bank shall have agreed to release of record any instruments, documents and agreements evidencing or perfecting any interests of First Union or Whitney Bank in any of the assets or stock of Borrower or its Subsidiaries.

                 (c) Environmental Assessment. The Lender shall have received, at Borrower's expense, an environmental assessment of the Realty, prepared by an environmental engineering firm acceptable to the Lender and having a scope satisfactory to the Lender, ascertaining compliance by Borrower and its predecessors with all Environmental Laws applicable to Borrower and the Realty and showing that the Realty and other assets of Borrower are free of Hazardous Substances. Without limiting the generality of the foregoing, such assessment shall (i) include soil testing to determine the existence and/or extent of any leakage of Hazardous Substance from any underground storage tank located on the Realty; (ii) determine whether each underground storage tank located on the Realty and still in use has been upgraded and is in compliance with all applicable Environmental Laws; and (iii) otherwise be in form and substance satisfactory to the Lender.

                 (d) Documentation. The Lender shall have received the following documents, each dated the Closing Date (unless otherwise specified), each duly executed and delivered to the Lender, and each to be satisfactory in form and substance to Lender and its counsel:

                             (i)           this Agreement;

                             (ii)          the Notes;

                             (iii) the Stock Pledge Agreement granting Lender a first priority security interest in 100% of the stock of Borrower's Subsidiaries (other than the Foreign Subsidiaries) and 65% of the stock of each of Borrower's Foreign Subsidiaries, together with the original stock certificates, blank stock powers and irrevocable proxies related thereto.

                             (iv)          the Copyright Security Agreement;

                             (v)           the Conditional Assignment and
         Trademark Security Agreement;

                             (vi) the Mortgage, duly executed and delivered by Borrower;

                             (vii) such evidence as the Lender may reasonably request that the Realty and the uses thereof, comply in all material respects with all applicable laws, regulations, codes, orders, ordinances, rules and statutes, including, without limitation, those relating to zoning and environmental protection;

                             (viii) assurance from a title insurance company satisfactory to the Lender (the "Title Company") that such Title Company is committed to cause the Mortgage to be recorded and, upon recordation of the Mortgage, to issue its ALTA lender's title insurance policies in a form acceptable to the Lender and in amounts satisfactory to the Lender, showing the Lender as the "insured mortgage" and insuring the validity and priority of the Mortgage as a first priority Lien upon the Realty;

                             (ix) an original current survey of the Realty containing the certification of the surveyor in form and substance satisfactory to the Lender and showing the perimeter of the Realty by courses and distances, all easements and rights-of-way, the boundary lines of the streets abutting the Realty and the width thereof, any encroachments and the extent thereof in feet and inches, the relation of the improvements by distances to the perimeter of the Realty and the proposed building lines all acceptable to the Title Company to modify the "areas, boundaries and encroachments" exception to the maximum extent permitted by law;

                             (x)           a certificate signed by the
         President or chief financial officer of Borrower certifying that (A) the representations and warranties set forth in Article 5 hereof are true and correct in all respects on and as of such date with the same effect as though made on and as of such date; (B) Borrower is on such date in compliance with all the terms and conditions set forth in this Agreement on its part to be observed and performed, and (C) on the Closing Date, after giving effect to the making of the initial Loan, no Default or Event of Default has occurred or is continuing;

                             (xi)          a certificate executed by the
         President or chief financial officer of Borrower certifying as to the Equipment owned by Borrower and the locations at which such Equipment is maintained;

                             (xii) a certificate of the Secretary of Borrower certifying (A) that attached thereto is a true and complete copy of the Articles of Incorporation of Borrower as in effect on the date of such certification; (B) that attached thereto is a true and complete copy of the By-Laws of Borrower, as in effect on the date of such certification; (C) that attached thereto is a true and complete copy of Resolutions adopted by the Board of Directors of Borrower, authorizing the execution, delivery and performance of this Agreement and the other Loan Documents; and (D) as to the incumbency and genuineness of the signatures of the officers of Borrower executing this Agreement or any of the other Loan Documents;

                             (xiii)        a Borrowing Base Certificate;

                             (xiv)         a copy of the Articles of
         Incorporation of Borrower, and all restatements thereof or amendments thereto, certified as of a date close to the Closing Date, by the Secretary of State of the State of Delaware;

                             (xv)          good standing certificates for
         Borrower, certified as of a date close to the Closing Date, and issued in each case by those secretaries of state of those states set forth on Schedule 11.1 hereto;

                             (xvi) such UCC termination statements and other Lien releases and terminations as the Lender may require;

                             (xvii) copies of all filing receipts or acknowledgments issued by any Governmental Authority to evidence any filing or recordation necessary to terminate any Liens in the Collateral or the Realty and to perfect the Liens of the Lender in the Collateral and the Realty and evidence in a form acceptable to the Lender that such Liens of the Lender constitute valid and perfected first priority Liens;

                             (xviii)       certified copies of each of the
         casualty and liability insurance policies of Borrower having levels of coverage satisfactory to the Lender, effective as of a date on or before the Closing Date, together, in the case of such casualty policies, with loss payable and mortgagee endorsements on the Lender's standard form naming the Lender as loss payee;

                             (xix) the written opinions of (1) Alston & Bird, counsel to Borrower, and (2) Balch & Bingham, special Alabama counsel to the Borrower; in the form attached hereto as Exhibit I-2; and (3) Manatt, Phelps & Phillips, L.L.P., special intellectual property counsel to Borrower, in the form attached hereto as Exhibit I-3, in each case in the form attached hereto as Exhibit I-3, as to the transactions contemplated by this Agreement;

                             (xx) all landlord consents and such other similar waivers, dated as of a date on or before the Closing Date, with respect to each parcel of real estate leased by Borrower or any of its Subsidiaries at which is located Inventory which Borrower desires to be included in the Borrowing Base;

                             (xxi) copies of all required regulatory approvals, including, without limitation, any which may be required by regulatory authorities having jurisdiction over Borrower or any of its Subsidiaries and any that may be required for any transactions contemplated by this Agreement or any of the other Loan Documents; and

                             (xxii) such other documents, instruments and agreements with respect to the transactions contemplated by this Agreement, in each case in such form and containing such additional terms and conditions as may be satisfactory to the Lender, and containing, without limitation, representations and warranties which are customary and usual in such documents.

                 11.2 ALL LOANS. The obligation of the Lender to make each Loan hereunder (including the initial Loan) shall be subject to fulfillment of the following conditions:

                 (a) No Injunction. No action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any Governmental Authority to enjoin, restrain, or prohibit, or to obtain substantial damages in respect of, or which is related to or arises out of this Agreement or such Loan or which in the Lender's sole discretion, would make it inadvisable to make such Loan;

                 (b) No Material Adverse Change. Since March 30, 1996, there shall not have occurred any material adverse change in the assets, liabilities, business, operations or condition (financial or otherwise) of Borrower, or any event, condition, or state of facts which would be expected materially and adversely to affect the prospects of Borrower or any of its Subsidiaries subsequent to the making of such Loan to Borrower.

                 (c) Solvency. The Lender shall be satisfied that, giving effect to the making of such Loan, Borrower will be Solvent.

                 (d) No Default or Event of Default. There shall exist no Default or Event of Default or any event or condition which, with the making of such Loan would constitute a Default or Event of Default.

                 (e) Representations and Warranties. All representations and warranties made by Borrower and its Subsidiaries hereunder shall be true and correct in all respects as of the date of such Loan with the same force and effect as if made on and as of such date (except for changes therein which do not constitute a Default or Event of Default hereunder, which could not reasonably result in a Material Adverse Effect, and which have, to the extent required, been disclosed to the Lender pursuant to Section 6.2 or
6.8 hereof).

                 (f) Regulatory Restrictions. Neither Borrower nor any of its Subsidiaries shall be subject to any statute, rule, regulation, order, writ or injunction of any Governmental Authority which would restrict or hinder the conduct of Borrower's or such Subsidiary's business as conducted or proposed to be conducted and which could have a Material Adverse Effect. In addition, the Lender shall have reasonably satisfied itself that Borrower and each of its Subsidiaries is in compliance with all Applicable Laws of any Governmental Authority the failure to comply with which, in the opinion of the Lender, could have a Material Adverse Effect.

                 (g) Regulatory Approvals. Borrower shall have received all required regulatory and other approvals or consents with regard to this Agreement and the Loan Documents, such Loan or in respect of any Collateral or Realty being pledged in connection with such Loan.

                 11.3 DELAY IN SATISFACTION OF CONDITIONS PRECEDENT. If the Lender makes a Loan prior to the fulfillment of any condition precedent set forth in this Article 11, the making of such Loan shall constitute only an extension of time for the fulfillment of such condition and not a waiver thereof. The failure of Borrower, for any reason, to satisfy or cause to be satisfied any such condition precedent within thirty (30) days after the date thereof shall constitute an Event of Default for all purposes under this Agreement and the Loan Documents, unless such failure is waived in writing by the Lender.


                               12. MISCELLANEOUS

                 12.1 WAIVER. Each and every right and remedy granted to the Lender under this Agreement, the other Loan Documents or any other document delivered hereunder or in connection herewith or allowed it by law or in equity, shall be cumulative and may be exercised from time to time. No failure on the part of the Lender to exercise, and no delay in exercising, any right or remedy shall operate as a waiver thereof, nor shall any single or partial exercise by the Lender of any right or remedy preclude any other or future exercise thereof or the exercise of any other right or remedy. No waiver by the Lender of any Default or Event of Default shall constitute a waiver of any subsequent Default or Event of Default.

                 12.2 SURVIVAL. All representations, warranties and covenants made herein shall survive the execution and delivery of all of the Loan Documents. The terms and provisions of this Agreement shall continue in full force and effect until all of the Obligations have been paid in full, and the Commitment has been terminated in writing, whichever last occurs; provided, further, that Borrower's obligations under Sections 2.8(b), 3.7, 3.8,
12.5 and 12.13 shall survive the repayment of the Obligations and the termination of this Agreement.

                 12.3        ASSIGNMENTS; SUCCESSORS AND ASSIGNS.

                 (a) This Agreement and the Loan Documents shall be binding upon, and inure to the benefit of, the successors of the Lender, the permitted successors of Borrower, and the respective assigns, transferees and endorsees of Lender. No Person shall be deemed to be a third-party beneficiary of any of the provisions of this Agreement or the Loan Documents or otherwise have any rights by reason of any provisions of this Agreement or the Loan Documents.

                 (b) The Lender may, in accordance with Applicable Law, at any time sell to one or more banks or other financial institutions ("Participants") participating interests in any Loans owing to such Lender, any of the Notes held by such Lender, any Commitment held by such Lender hereunder or any other interests of such Lender hereunder without the consent of the Borrower. Borrower agrees that each Participant shall be entitled to the benefits of Section 2.8(b), 3.7, 3.8 and 12.13 with respect to its participation; provided that (i) the Lender's obligations under this Agreement shall remain unchanged, (ii) the Lender shall remain solely responsible to the Borrower for the performance of such obligations, (iii) the Lender shall remain the holder of any such Note for all purposes of this Agreement, (iv) Borrower shall continue to deal solely and directly with the Lender in connection with the Lender's rights and obligations under this Agreement and (v) the Lender shall not transfer, grant, assign or sell any participation under which the Participant shall have rights to approve any amendment or waiver of this Agreement except to the extent such amendment or waiver would (A) extend the final maturity date or the date for the payments of any installment of fees or principal or interest of any Loans in which such Participant is participating,
(B) reduce the amount of any installment of principal of the Loans in which such Participant is participating, (C) reduce the interest rate applicable to the Loans in which such Participant is participating, or (D) except as otherwise expressly provided in this Agreement, reduce any fees payable hereunder.

                 (c) The Lender may, in accordance with Applicable Law, at any time assign, pursuant to an assignment substantially in the form of Exhibit J attached hereto and incorporated herein by reference, with the Borrower's consent, not to be unreasonably withheld to any Person (the "Assignee") all or any part of any Loans owing to the Lender, any of the Notes held by the Lender, the Commitment or any other interest of the Lender hereunder. Borrower and the Lender agree that to the extent of any assignment the Assignee shall be deemed to have the same rights and benefits with respect to Borrower under this Agreement and any of the Notes as it would have had if it were the "Lender" hereunder on the date hereof and the assigning Lender shall be released from its Commitment and other obligations hereunder to the extent of such assignment.

                 (d) Borrower authorizes the Lender to disclose to any Participant or Assignee ("Transferee") and any prospective Transferee any and all financial information in the Lender's possession concerning Borrower and its Subsidiaries which has been delivered to the Lender by Borrower or any of its Subsidiaries pursuant to this Agreement or which has been delivered to the Lender by Borrower or any of its Subsidiaries in connection with the Lender's credit evaluation of Borrower prior to entering into this Agreement.

                 (e) The Lender shall be entitled to have any Notes held by it subdivided in connection with a permitted assignment of all or any portion of such Notes and the respective Loans evidenced thereby pursuant to
Section 12.3(c) above. In the case of any such subdivision, the new Note (the "New Note") issued in exchange for a Note (the "Old Note") previously issued hereunder (i) shall be dated the date of such assignment, (ii) shall be otherwise duly completed and (iii) shall bear a legend, to the effect that such New Note is issued in exchange for such Old Note and that the indebtedness represented by such Old Note shall not have been extinguished by reason of such exchange. Upon delivery of the New Note, the Old Note shall be marked cancelled and returned to Borrower.

                 (f) If, pursuant to this Section 12.3, any interest in this Agreement or the Notes is transferred to any Transferee which is organized under the laws of any jurisdiction other than the United States or any State thereof, the Lender making such transfer shall cause such Transferee, concurrently with the effectiveness of such transfer, (i) to represent to the Borrower and the Lender that under Applicable Law and treaties no taxes will be required to be withheld by Borrower or such Lender with respect to any payments to be made to such Transferee hereunder or in respect of the Loans, (ii) to furnish to such Lender and Borrower either United States Internal Revenue Service Form 4224 or United States Internal Revenue Service Form 1001 (wherein such Transferee claims entitlement to complete exemption from United States federal withholding tax on all payments hereunder) and (iii) to agree (for the benefit of such Lender and Borrower) to provide such Lender and Borrower a new Form 4224 or Form 1001 upon the obsolescence of any previously delivered form and comparable statements in accordance with applicable United States laws and regulations and amendments duly executed and completed by such Transferee, and to comply from time to time with all applicable United States laws and regulations with regard to such withholding tax exemption.

                 (g) Neither Borrower nor any of its Subsidiaries shall be permitted to assign its interest in this Agreement or any Loan Document without the prior written consent of the Lender.

                 (h) In addition to the assignments and participations permitted under the foregoing provisions of this Section 12.3, the Lender may assign and pledge all or any portion of its Loans and its Notes to any Federal Reserve Lender as collateral security pursuant to Regulation A and any Operating Circular issued by such Federal Reserve Lender. No such assignment shall release the Lender from its obligations hereunder.

                 12.4 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which when fully executed shall be an original, and all of said counterparts taken together shall be deemed to constitute one and the same agreement. Any signature page to this Agreement may be witnessed by a telecopy or other facsimile of any original signature page and any signature page of any counterpart hereof may be appended to any other counterpart hereof to form a completely executed counterpart hereof.

                 12.5 EXPENSE REIMBURSEMENT. Borrower agrees to reimburse the Lender for all of the Lender's expenses incurred in connection with the negotiation, preparation, execution, delivery, modification, and enforcement of this Agreement, the Notes, the Mortgage and the other Loan Documents, including, without limitation, audit costs, appraisal costs, the cost of searches, filings and filing fees, taxes and the fees and disbursements of Lender's attorneys, Messrs. Troutman Sanders LLP, and any counsel retained by them, and all costs and expenses incurred by the Lender (including, without limitation, attorneys' fees and disbursements actually incurred) to: (a) commence, defend or intervene in any court proceeding; (b) file a petition, complaint, answer, motion or other pleading, or to take any other action in or with respect to any suit or proceeding (bankruptcy or otherwise) relating to the Collateral or the Realty, or this Agreement, the Notes, the Mortgage or any of the other Loan Documents; (c) protect, collect, lease, sell, take possession of, or liquidate any of the Collateral or the Realty; (d) attempt to enforce any Lien in any of the Collateral or the Realty or to seek any advice with respect to such enforcement; and (e) enforce any of the Lender's rights to collect any of the Obligations. Borrower also agrees to pay, and to save harmless the Lender from any delay in paying, (f) any intangibles, documentary stamp, recording and other taxes, if any, which may be payable in connection with the execution and delivery of this Agreement, the Notes, the Mortgage or any of the other Loan Documents, or the recording of any thereof; and (g) any tax payable by Lender to the State of Alabama (or any subdivision thereof) as a condition to, or concurrently with, the qualification of Lender as a foreign corporation, authorized to transact business in the State of Alabama, to the extent the calculation of such tax is based on the amount of Loans made or available hereunder. Additionally, Borrower agrees to pay to the Lender on demand any and all fees, costs and expenses which the Lender pays to a bank or other similar institution arising out of or in connection with (i) the forwarding to Borrower or any other Person, on behalf of Borrower, by the Lender of proceeds of any Loan and (ii) the depositing for collection by the Lender of any check or item of payment received by or delivered to the Lender on account of the Obligations. All fees, costs and expenses provided for in this Section 12.5 may, at the option of the Lender, be charged as Loans to the revolving loan account of Borrower with the Lender provided for in Section 2.1 hereof. Borrower's obligations under this Section 12.5 shall survive the termination of this Agreement and the repayment of the Obligations.

                 12.6 SEVERABILITY. If any provision of this Agreement or any of the Loan Documents or the application thereof to any party thereto or circumstances shall be invalid, illegal or unenforceable to any extent, the remainder of this Agreement or such Loan Document and the application of such provisions to any other party thereto or circumstance shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

                 12.7 NOTICES. Except as otherwise provided herein, all notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been given or made when (a) delivered by hand, (b) sent by telex or facsimile transmitter

(with receipt confirmed), provided that a copy is mailed by certified mail, return receipt requested, or (c) when received by the addressee, if sent by Express Mail, Federal Express or other overnight delivery service (receipt requested), in each case to the appropriate addresses, telex numbers, facsimile numbers designated for a party at the "Address for Notices" specified below its name on the signature pages hereto or to such other addresses as may be designated hereafter in writing by the respective parties hereto.

                 12.8 ENTIRE AGREEMENT; AMENDMENT. This Agreement and the Loan Documents constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersede all prior negotiations, understandings and agreements between such parties in respect of such subject matter, including, without limitation, as set forth in that certain commitment letter dated June 3, 1996 from the Lender. Neither this Agreement nor any provision hereof may be changed, waived, discharged, modified or terminated except pursuant to a written instrument signed by Borrower and the Lender.

                 12.9 TIME OF THE ESSENCE. Time is of the essence in this Agreement and the other Loan Documents.

                 12.10 INTERPRETATION. No provision of this Agreement shall be construed against or interpreted to the disadvantage of any party hereto by any court or other Governmental Authority by reason of such party having or being deemed to have structured or dictated such provision.

                 12.11 LENDER NOT A JOINT VENTURER. Neither this Agreement, the Loan Documents, any agreements, instruments, documents executed and delivered pursuant hereto or thereto or in connection herewith or therewith, nor any of the transactions contemplated hereby or thereby shall in any respect be interpreted, deemed or construed as making the Lender a partner or joint venturer with Borrower or any of its Subsidiaries or as creating any similar relationship or entity, and Borrower agrees that it will not make, and will not permit any of its Subsidiaries to make, any assertion, contention, claim or counterclaim to the contrary in any action, suit or other legal proceeding involving the Lender and Borrower or any of its Subsidiaries.

                 12.12 CURE OF DEFAULTS BY LENDER. If, hereafter, Borrower or any of its Subsidiaries defaults in the performance of any duty or obligation to any third party, the Lender may, at its option, but without obligation, cure such default and any costs, fees and expenses incurred by the Lender in connection therewith including, without limitation, for payment on mortgage or note obligations, for the purchase of insurance, the payment of taxes and the removal or settlement of Liens and claims, shall be included in the Obligations and be secured by the Collateral and the Realty.

                 12.13 INDEMNITY. In addition to any other indemnity provided for herein, Borrower hereby indemnifies the Lender from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (including, without limitation, fees and disbursements of counsel) which may be imposed on, incurred by, or asserted against the Lender in any litigation, proceeding or investigation instituted or conducted by any Governmental Authority or any other Person (other than Borrower) with respect to any aspect of, or any transaction contemplated by, or referred to in, or any matter related to, this Agreement or the other Loan Documents, whether or not the Lender is a party thereto, except to the extent that any of the foregoing arises out of gross negligence, willful misconduct or a breach of this Agreement by the Lender, as the case may be. So long as there is no Event of Default under Section 9.1 hereof, Borrower, at its expense, has the right to control its defense. Notwithstanding the foregoing, in the event any claim shall be made or any proceeding (including any governmental investigation) shall be instituted involving the Lender in respect of which indemnity may be sought pursuant to this Section, the Lender shall promptly notify the Borrower in writing of the same, provided that the failure to notify the Borrower shall not relieve the Borrower from any liability it may have to the Lender otherwise than under this Section. The Borrower, upon request of the Lender shall retain counsel reasonably satisfactory to the Lender to represent the Lender in such proceeding and shall pay the fees and disbursements of such counsel. In any such proceeding, the Lender shall have the right to retain its own counsel, but the fees and disbursements of such counsel shall be at the expense of the Lender unless (i) the Borrower shall have failed to retain counsel for the Lender as aforesaid, (ii) the Borrower and the Lender shall have mutually agreed to the retention of such counsel or (iii) representation of the Lender by the counsel retained by the Borrower would in the reasonable opinion of the Lender be prejudicial to the Lender and any other party represented by such counsel in such proceeding, provided that the Borrower shall not be liable for the fees and disbursements of more than one additional counsel for the Lender. The Borrower shall not be liable for any settlement of any proceeding effected without its written consent or if there be a final judgment for plaintiff, the Borrower agrees to indemnify the Lender from and against any loss or liability by reason of such settlement or judgment. Additionally, Borrower hereby indemnifies and holds the Lender harmless from all loss, cost (including, without limitation, fees and disbursements of counsel), liability and damage whatsoever incurred by the Lender by reason of any violation of any applicable Environmental Laws for which Borrower, any of its Subsidiaries or any of their respective predecessors has any liability or which occurs upon any real estate owned by or under the control of Borrower or any of its Subsidiaries, or by reason of the imposition of any governmental Lien for the recovery of environmental cleanup costs expended by reason of such violation. Borrower's obligations under this Section shall survive the termination of this Agreement and the repayment of the Obligations.

                 12.14 CONSEQUENTIAL DAMAGES. THE LENDER SHALL NOT BE RESPONSIBLE OR LIABLE TO BORROWER, ANY OF ITS SUBSIDIARIES, OR ANY OTHER PERSON OR ENTITY FOR ANY PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES WHICH MAY BE ALLEGED AS A RESULT OF THIS AGREEMENT, THE OTHER LOAN DOCUMENTS, OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

                 12.15 ATTORNEY-IN-FACT. Borrower hereby designates, appoints and empowers the Lender irrevocably as its attorney-in-fact, at Borrower's cost and expense, to do in the name of Borrower any and all actions which the Lender may deem necessary or advisable to carry out the terms hereof upon the failure, refusal or inability of Borrower to do so, and

Borrower hereby agrees to indemnify and hold the Lender harmless from any costs, damages, expenses or liabilities arising against or incurred by the Lender in connection therewith except to the extent that any of such costs, damages, expenses or liabilities arise out of Lender's gross negligence or willful misconduct.

                 12.16 TERMINATION STATEMENTS. Borrower acknowledges and agrees that it is Borrower's intent that all financing statements filed hereunder against Borrower or any of its Subsidiaries shall remain in full force and effect until the Commitment shall have been terminated in accordance with the provisions hereof, even if, at any time or times prior to such termination, no loans or Loans shall be outstanding hereunder. Accordingly, Borrower waives any right which it may have under Section 9-404(1) of the UCC to demand the filing of termination statements with respect to the Collateral or the Realty, and agrees that the Lender shall not be required to send such termination statements to Borrower or any of its Subsidiaries, or to file them with any filing office, unless and until the Commitment shall have been terminated in accordance with the terms of this Agreement and all Obligations paid in full in immediately available funds. Upon such termination and payment in full, the Lender shall execute appropriate termination statements and deliver the same to Borrower. Upon any transfer of assets by Borrower permitted by Section 7.3 hereof, Lender agrees to execute and deliver to Borrower, at Borrower's request and at Borrower's expense, any UCC partial release necessary to release of record Lender's Lien in such assets.

                 12.17 GOVERNING LAW; JURISDICTION. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW. BORROWER HEREBY (A) SUBMITS TO THE NONEXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND OF ANY NEW YORK STATE COURT SITTING IN NEW YORK CITY FOR THE PURPOSES OF ALL LEGAL PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE NOTES, OR THE OTHER LOAN DOCUMENTS; (B) AGREES THAT SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK SHALL APPLY TO THIS AGREEMENT AND THE LOAN DOCUMENTS; AND (C) IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE LENDER TO BRING PROCEEDINGS AGAINST BORROWER IN THE COURTS OF ANY OTHER JURISDICTION.

                 12.18 WAIVER OF JURY TRIAL. AFTER REVIEWING THIS PROVISION SPECIFICALLY WITH ITS RESPECTIVE COUNSEL, BORROWER AND LENDER

HEREBY KNOWINGLY, INTELLIGENTLY AND INTENTIONALLY WAIVES ANY AND ALL RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING BASED ON OR ARISING OUT OF, UNDER, IN CONNECTION WITH, OR RELATING TO THIS AGREEMENT, ANY OF THE NOTES, ANY OF THE OTHER LOAN DOCUMENTS, THE TRANSACTIONS CONTEMPLATED HEREBY, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN), OR ACTIONS OF BORROWER OR THE LENDER. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE LENDER TO MAKE THE LOANS TO BORROWER.

                                      PMC
                                ----------------
                                    Initials


         IN WITNESS WHEREOF, Borrower and the Lender have caused their duly authorized officers to set their hands and seals as of the day and year first above written.

                                      "BORROWER"

                                      INTEGRITY INCORPORATED
                                      a Delaware Corporation


                                      By:  /s/ P. Michael Coleman
                                          -------------------------------------
                                        P. Michael Coleman
                                        Chairman, Chief Executive Officer
                                        and President


                                      Attest:  /s/ Alison S. Richardson
                                              ---------------------------------
                                               Alison S. Richardson
                                               Secretary

                                                    [CORPORATE SEAL]

                                       Address for Notices:

                                       1000 Cody Road
                                       Mobile, Alabama 36695-3425
                                       Attn:   President
                                       Facsimile:  (334) 633-5202


                                       WITH A COPY TO:

                                       Alston & Bird
                                       One Atlantic Center
                                       1201 West Peachtree Street
                                       Atlanta, Georgia  30309
                                       Attn: Alexander W. Patterson
                                       Facsimile:  (404) 881-7777

                    [Signatures continued on following page]

                   [Signatures continued from previous page]

                                       "LENDER"

                                       CREDITANSTALT CORPORATE FINANCE,
                                       INC., a Delaware corporation


                                       By:  /s/ Robert M. Biringer
                                          ---------------------------
                                          Robert M. Biringer
                                          Senior Vice President


                                       By: /s/ Scott Kray
                                          ---------------------------
                                          Scott Kray
                                          Senior Associate

                                              [CORPORATE SEAL]

                                       Address for Notices:
                                       --------------------
                                       Creditanstalt Corporate Finance, Inc.
                                       Two Greenwich Plaza
                                       Greenwich, CT   06830
                                       Attn:  Lisa Bruno
                                       Facsimile No: (203) 851-1234

                                       WITH COPIES TO:

                                       Creditanstalt Corporate Finance, Inc.
                                       Two Ravinia Drive
                                       Suite 1680
                                       Atlanta, Georgia  30346
                                       Attn:  Robert M. Biringer
                                       Facsimile No: (770) 390-1851

                                       and

                                       Troutman Sanders LLP
                                       600 Peachtree Street, N.W.
                                       Suite 5200
                                       Atlanta, Georgia  30308-2216
                                       Attn:  Hazen H. Dempster, Esq.
                                       Facsimile No: (404) 885-3900